UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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UNIVERSAL HEALTH SERVICES, INC.

April 9, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on Wednesday, May 20, 2015, at 10:00 a.m., for the following purposes:

(1)	the election of three directors by the holders of Class A and Class C Common Stock;

(2)	approval of the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan;

(3)	approval of the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan;

(4)	re-approval of the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan;

(5)	the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(6)	a stockholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share; and

(7)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your Proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for your comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman and
Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of Stockholders of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 20, 2015 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election of three directors by the holders of Class A and Class C Common Stock;

(2)	approval of the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan;

(3)	approval of the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan;

(4)	re-approval of the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan;

(5)	the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

(6)	a stockholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share; and

(7)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a Company stockholder of record at the close of business on March 26, 2015.

You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 20, 2015:

The Proxy Statement and Annual Report to Stockholders are available at

http://www.edocumentview.com/uhs.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 9, 2015

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed forms of Proxy (first mailed to the holders of Class A and Class C Common Stock, and to the holders of Class B and Class D Common Stock who requested to receive printed Proxy Materials, on or about April 9, 2015) are furnished in connection with the solicitation by our Board of Directors of Proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our stockholders beginning on or about April 9, 2105. The Annual Meeting will be held on Wednesday, May 20, 2015 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock elect three Class I directors to serve for a term of three years until the annual election of directors in 2018 and the election and qualification of his or her successor; (2) to approve the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan; (3) to approve the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan; (4) to re-approve the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan; (5) to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (6) to consider a stockholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share; and (7) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: Why did holders of Class B and Class D Common Stock receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?

A:	In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual

Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most holders of Class B and Class D Common Stock will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to holders of Class B and Class D Common Stock, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit http://www.edocumentview.com/uhs. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

4.	Q: Who may attend the Annual Meeting?

A:	Stockholders of record as of the close of business on March 26, 2015, or their duly appointed Proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our Common Stock as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record as of the close of business on March 26, 2015 are entitled to vote at the Annual Meeting. On that date, 6,595,708 shares of Class A Common Stock, par value $.01 per share, 664,000 shares of Class C Common Stock, par value $.01 per share, 91,789,530 shares of Class B Common Stock, par value $.01 per share, and 28,095 shares of Class D Common Stock, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of Proxies is being made by the Board of Directors by mail. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit Proxies by telephone or other personal contact. We will bear the cost of the solicitation of the Proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. We have not engaged any third party to assist us in solicitation of proxies at the Annual Meeting, but we may decide to retain the services of a proxy solicitation firm in the future if we believe it is appropriate under the circumstances.

7.	Q: What items of business will be voted on at the Annual Meeting?

A:

The holders of Class A and C Common Stock will elect three Class I directors, to serve for a term of three years until the annual election of directors in 2018. The holders of Class A, Class C, Class B and Class D Common Stock will vote on the following matters: approval of the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan; approval of the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan; re-approval of the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan; ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and a stockholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.

8.	Q: How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that holders of Class A and Class C Common Stock vote shares “FOR” the election of each of the nominees to the Board of Directors (Proposal 1).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares:

•	“FOR” the approval of the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan (Proposal 2);

•	“FOR” the approval of the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan (Proposal 3);

•	“FOR” the re-approval of the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan (Proposal 4); and

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 5).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “AGAINST” the stockholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share (Proposal 6).

9.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, your signed Proxy gives authority to the persons named therein. Those persons may vote on such matters at their discretion and will use their best judgment with respect thereto.

10.	Q: What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a stockholder of record?

A:

A separate form of Proxy applies to our Class A and Class C Common Stock and a separate form of Proxy applies to our Class B and Class D Common Stock. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed Proxy Materials, your enclosed Proxy card. If you received printed Proxy Materials, enclosed is a Proxy card for the shares of stock held by you on the record date. If you received printed Proxy Materials, you may vote by signing and dating each Proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for director; “FOR” the approval of the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan; “FOR” the approval of the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan; “FOR” the re-approval of the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan; and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. and “AGAINST” the stockholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.

12.	Q: How do I vote by telephone or electronically?

A:	Instead of submitting your vote by mail on the enclosed Proxy card (if you received printed Proxy Materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed Proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

13.	Q: How do I vote my shares if they are held in street name?

A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

14.	Q: Can I change or revoke my vote?

A:	Yes. Any Proxy executed and returned to us is revocable by delivering a later signed and dated Proxy or other written notice to our Secretary at any time prior to its exercise. Your Proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What is the vote required to approve each proposal?

A:	The three director nominees receiving the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting as a class, present in person or represented by Proxy and entitled to vote, a quorum being present, shall be elected as Class I director. The affirmative vote of the holders of a majority of the Class A, B, C and D Common Stock votes present in person or represented by Proxy and entitled to vote on the matter is required to approve each proposal other than the election of directors.

16.	Q: What constitutes a “quorum”?

A:	The holders of a majority of the common stock votes issued and outstanding and entitled to vote, either in person or represented by Proxy, constitutes a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17.	Q: What are our voting rights with respect to the election of directors?

A:	Our Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share.

As of March 26, 2015, the shares of Class A and Class C Common Stock constituted 7.3% of the aggregate outstanding shares of our Common Stock, had the right to elect five members of the Board of Directors and constituted 86.1% of our general voting power; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options) constituted 92.7% of the outstanding shares of our Common Stock, had the right to elect two members of the Board of Directors and constituted 13.9% of our general voting power.

18.	Q: What are our voting rights with respect to matters other than the election of directors?

A:	As to matters other than the election of directors, our Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law.

Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C Common Stock, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in its discretion, may require holders of Class C or Class D Common Stock to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from our stock records.

19.	Q: What if I abstain from voting or withhold my vote?

A:	Stockholders entitled to vote for the election of directors can abstain from voting or withhold the authority to vote for any nominee. If you attend the meeting or send in your signed Proxy with instructions to withhold authority to vote for one or more nominees, you will be counted for the purposes of determining whether a quorum exists. Abstentions and instructions on the accompanying Proxy card to withhold authority to vote will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

20.	Q: Will my shares be voted if I do not sign and return my Proxy card or vote by telephone or internet?

A:	If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be a nonroutine matter with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

21.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by Proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our Proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the of the selection of the Company’s independent registered public accounting firm is deemed to be nonroutine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

22.	Q: What is the effect of a broker non-vote?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but they do not affect the determination of whether a matter is approved.

23.	Q: Who will count the votes?

A:	The Secretary will count the Class A and Class C votes. Our transfer agent will count the Class B and Class D votes and serve as inspector of elections.

24.	Q: When are stockholder proposals due in order to be included in our Proxy Statement for the 2016 Annual Meeting?

A:	Any proposal that you wish to present for consideration at the 2016 Annual Meeting must be received by us no later than December 11, 2015. This date provides sufficient time for inclusion of the proposal in the 2016 Proxy Materials. Any stockholder proposal must also be in proper form and substance, as determined in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Proposals should be addressed to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406.

25.	Q: Can I receive more than one set of Annual Meeting materials?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406, telephone (610) 768-3300. If you share an address with another stockholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Stockholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

26.	Q: How can I obtain additional information about the Company?

A:	Copies of our annual, quarterly and current reports we file with the Securities and Exchange Commission, or SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhsinc.com. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary at Universal Health Services, Inc., Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 26, 2015, the number of shares of our equity securities and the percentage of each class beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of our general voting power currently held, by (i) all stockholders known by us to own more than 5% of any class of our equity securities, (ii) all of our directors and nominees who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power. No shares are currently pledged as security by any of our directors or executive officers.

	Title of Class							Percentage of General Voting Power(3)
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)
John H. Herrell 1021 10th Street, S.W. Rochester, MN 55902			17,887	(5)(14)				(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 245 Park Avenue, 20th Floor New York, NY 10167			55,411	(5)(14)				(5)

Alan B. Miller	5,163,885	(6) (20)(23)	8,108,324	(4)(14) (15)(21)	661,688			82.8%
	(69.1%)		(6.2%)		(99.7%)

Marc D. Miller	1,641,815	(7)(18)(20)	2,446,858	(4)(14) (17)(21)(22)				2.5%
	(24.9%)		(2.5%)

Anthony Pantaleoni Norton Rose Fulbright US LLP 666 Fifth Avenue New York, NY 10103	633,138	(5)(16)(19)(23)	822,663	(4)(5) (8)(14)(17)	2,192	(5)		(5)

Lawrence S. Gibbs Cannonball Trading LLC 22 Trafalgar Drive Livingston, NJ 07039			5,143	(5)(14)				(5)

Eileen C. McDonnell The Penn Mutual Life Insurance Company 600 Dresher Road Horsham, PA 19044			4,750	(5)(14)				(5)

	Title of Class					Percentage of General Voting Power(3)
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)	Class B Common Stock(2)		Class C Common Stock(2)	Class D Common Stock(2)
Debra K. Osteen		193,627	(5)(14)				(5)

Steve G. Filton		404,322	(5)(14)				(5)

Marvin G. Pember		55,068	(5)(14)				(5)

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210		7,141,713 (7.8	(9) %)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022		7,791,794 (8.5	(10) %)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19335		6,896,579 (7.5	(11) %)

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		5,202,139 (5.7	(12) %)

FMR LLC 245 Summer Street Boston, MA 02210		4,686,181 (5.1	(13) %)

All directors & executive officers as a group (10 persons)	(99.9%)	(12.1	%)(4)	(99.9%)		86.3%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.

(3)	As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.

(5)	Less than 1% of the class of stock or general voting power.

(6)	Includes 400,000 shares of Class A Common Stock that are beneficially owned by Mr. Miller and are held by Mr. Miller in trust for the benefit of his spouse.

(7)	Includes 521,821 shares of Class A Common Stock which are held by three trusts (the “2002 Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller (who is a named executive officer, director and the son of Alan B. Miller) and Mr. Pantaleoni are trustees; and 532,194 shares held by the A. Miller Family, LLC, whose members are the 2002 Trusts. Marc D. Miller is the sole manager of the A. Miller Family, LLC and during his tenure as such, has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC.

(8)	Includes 680 shares of Class B Common Stock that are beneficially owned by Mr. Pantaleoni and are held by Mr. Pantaleoni in trust for the benefit of certain members of his family.

(9)	These securities are held by Wellington Management Company, LLP, a registered investment adviser. Wellington Management Company LLP has shared power to vote or direct the vote of 2,349,094 shares of our Class B Common Stock and shared power to dispose or to direct the disposition of 7,141,713 shares of our Class B Common Stock. Information is based on Amendment No. 10 to Schedule 13G dated February 12, 2015.

(10)	These securities are held by BlackRock, Inc. Information is based on Amendment No. 6 to Schedule 13G dated January 12, 2015.

(11)	These securities are held by The Vanguard Group. Information is based on Amendment No. 1 to Schedule 13G dated February 9, 2015.

(12)	These securities are held by T. Rowe Price Associates, Inc., a registered investment adviser. Information is based on Amendment No. 3 to Schedule 13G dated February 17, 2015.

(13)	These securities are held by FMR LLC a registered investment adviser. Information is based on Schedule 13G dated February 13, 2015.

(14)	Includes 1,998,750 shares issuable pursuant to stock options to purchase Class B Common Stock held by our directors and executive officers and exercisable within 60 days of March 26, 2015 as follows: John H. Herrell (3,750) Robert H. Hotz (15,000); Alan B. Miller (1,475,000); Marc D. Miller (157,500); Anthony Pantaleoni (15,000); Lawrence S. Gibbs (3,750); Eileen C. McDonnell (3,750); Debra K. Osteen (105,000); Steve G. Filton (175,000); and Marvin G. Pember (45,000).

(15)	Includes 19,189 restricted shares awarded during 2014, net of vestings, pursuant to our 2010 Employees’ Restricted Stock Purchase Plan for Alan B. Miller. These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the applicable restricted stock agreements.

(16)	Does not include (i) 521,821 shares of Class A Common Stock which are held by the 2002 Trusts of which Mr. Pantaleoni is a trustee, and; (ii) 532,194 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are the 2002 Trusts. Mr. Pantaleoni disclaims any beneficial interest in the shares.

(17)	Includes 171,426 shares held by the three 2011 Family Trusts for the benefit of Alan B. Miller’s three children. Anthony Pantaleoni and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Pantaleoni disclaims beneficial ownership of all shares and Marc D. Miller disclaims beneficial ownership of Abby Miller King’s shares (55,763) and Marni Spencer’s shares (55,763).

(18)	Includes 237,800 shares held by the 2012 Family Trust for the benefit of Abby Miller King and Marni Spencer. Anthony Pantaleoni and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Pantaleoni disclaims beneficial ownership of these shares.

(19)	Includes 356,700 shares held by the 2012 Family Trust for the benefit of Alan B. Miller’s three children. Anthony Pantaleoni is the Trustee of Marc D. Miller’s shares (118,900) and Mr. Pantaleoni has sole voting power with respect to Marc D. Miller’s shares. Mr. Pantaleoni disclaims beneficial ownership of these shares.

(20)	Includes 350,000 shares held by three separate limited liability companies 100% of the interests of which are held by the three 2014 Grantor Retained Annuity Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares.

(21)	Includes 300,000 shares held by the three separate limited liability companies 100% of the interests of which are held by 2014 Grantor Retained Annuity Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares.

(22)	Includes 130,604 shares held by the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Anthony Pantaleoni is a Trustee and disclaims beneficial ownership of these shares. Marc D. Miller has sole voting power with respect to these shares.

(23)	Includes 258,630 shares held by The Alan B. Miller 2002 Trust. Anthony Pantaleoni is the Trustee of the Trust and has sole voting power with respect to these shares. Mr. Pantaleoni disclaims any beneficial interest in the shares.

Equity Compensation Plan Information

The table below provides information, as of the end of December 31, 2014, concerning securities authorized for issuance under our equity compensation plans.

Plan Category (1.)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2.)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (3.)
Equity compensation plans approved by security holders	7,897,451	$57.29	8,111,140

Total	7,897,451	$57.29	8,111,140

(1)	Shares of Class B Common Stock

(2)	As of March 26, 2015, there were 9,828,064 options outstanding with a weighted-average exercise price of $76.41 and a weighted-average remaining term of 3.5 years. In addition, there were 41,681 full-value shares outstanding as of March 26, 2015.

(3)	As of March 26, 2015, the Company’s Stock Incentive Plan had 219,640 shares remaining for future issuance, and, after giving effect to the cancellation of the 3.4 million unissued shares as outlined in Proposal No. 3, as contained herein, the Restricted Stock Purchase Plan had 503,975 shares remaining for future issuance for a total of 723,615 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently fixed at seven members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting and, in the case of this Annual Meeting, directors will be elected as Class I directors. Under our Restated Certificate of Incorporation, holders of shares of our outstanding Class B and Class D Common Stock are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in Class II and one in Class III, and the holders of Class A and Class C Common Stock are entitled to elect the remaining five directors, three in Class I, one in Class II, and one in Class III.

The persons listed below include our Board of Directors and nominees. The terms of the three current Class I directors, Mr. John H. Herrell, Mr. Marc D. Miller and Ms. Eileen C. McDonnell expire at the 2015 Annual Meeting. Mr. John H. Herrell, Mr. Marc D. Miller and Ms. Eileen C. McDonnell have been nominated to be elected by the holders of Class A and C Common Stock. We have no reason to believe that any of the nominees will be unavailable for election; however, if either nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
DIRECTOR NOMINEES

John H. Herrell	I	A Common C Common	74	Former Chief Administrative Officer of Mayo Foundation from 1993 through 2002; Chief Financial Officer of Mayo Foundation from 1984 until 1993 and various other capacities since 1968.	1993

Marc D. Miller	I	A Common C Common	44	Appointed as our President in May 2009. Previously served as Senior Vice President and Co-Head of our Acute Care Division during 2007 and served as our Vice President since January 2005. Vice-President of Acute Care	2006

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

				Division since August 2004; Assistant Vice President of Universal Health Services, Inc. and Group Director, of Acute Care Division, Eastern Region since June 2003; CEO/Managing Director at Central Montgomery Medical Center from February 2002 to May 2003; Chief Operating Officer at Wellington Regional Medical Center from October 2000 to February 2002; Assistant Administrator at The George Washington University Hospital from August 1999 to October 2000. Trustee of Universal Health Realty Income Trust. Son of Alan B. Miller, our Chief Executive Officer and Chairman of the Board.

Eileen C. McDonnell	I	A Common C Common	52	Ms. McDonnell was appointed to our Board of Directors in April, 2013 and she currently serves as Chairman, President and Chief Executive Officer of The Penn Mutual Life Insurance Company since her appointment in February, 2011. Ms. McDonnell joined Penn Mutual in 2008 and previously served as President of the company. She was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly owned	2013

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

				subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company.
DIRECTORS WHOSE TERMS EXPIRE IN 2016

Anthony Pantaleoni	II	A Common C Common	75	Of Counsel to the law firm of Norton Rose Fulbright US LLP., New York, New York. We utilized during the year ended December 31, 2014 and currently utilize the services of Norton Rose Fulbright US LLP as outside counsel.	1982

Robert H. Hotz	II	B Common D Common	70	Senior Managing Director, Co-Head of Corporate Finance, Co-Chairman of Houlihan Lokey Howard & Zukin, Member of the Board of Directors and Operating Committee, Houlihan Lokey Howard & Zukin since June 2002;	1991
DIRECTORS WHOSE TERMS EXPIRE IN 2017

Alan B. Miller	III	A Common C Common	77	Our Chairman of the Board and Chief Executive Officer since 1978 and previously served as President until May 2009. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust. Father of Marc D. Miller, a Director and President.	1978

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since

Lawrence S. Gibbs	III	B Common D Common	43	Managing Partner at Cannonball Trading, LLC since July 2014. Previously served as a Macro Portfolio Manager at Ramius LLC from March 2010 until July 2014. Prior thereto, Portfolio Manager at Millennium Partners LLC from February 2009 to March 2010. Portfolio Manager, Chief Investment Office at JP Morgan Chase Bank N.A. from 2006 to 2009.	2011

See the “Corporate Governance” section for additional information about our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2

APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

On March 18, 2015, the Board of Directors adopted amendments to our Second Amended and Restated 2005 Stock Incentive Plan in the form of the Third Amended and Restated 2005 Stock Incentive Plan (the “Stock Incentive Plan”), subject to the approval of our stockholders at the 2015 Annual Meeting. The amendments adopted by the Board would, among other things, extend the term of the Stock Incentive Plan for an additional ten years and increase the number of shares of our Class B Common Stock that may be issued under the Stock Incentive Plan by 6,500,000 (to 29,500,000 shares from 23,000,000 shares). The full text of the Stock Incentive Plan, as amended and restated, is attached hereto as Exhibit A.

If this proposal is not approved, our Stock Incentive Plan will expire by its terms on June 2, 2015 and we will lose our main vehicle for providing equity-based compensation opportunities to our employees. Long-term equity incentive compensation has been and is expected to continue to be a necessary and key component of our overall compensation program. The Board believes that our ability to grant equity-based incentive compensation under the Stock Incentive Plan enables us to meet several important objectives, including, for example, fostering an ownership mentality that aligns the interests of our management and other key personnel with those of our stockholders, and enabling us to recruit, attract, motivate, reward and retain qualified individuals whose skills, experience and efforts contribute to the success of our business and the enhancement of stockholder value. Our executive officers and directors have an interest in the continuation of the Stock Incentive Plan because they are eligible for awards under the Stock Incentive Plan.

As of March 26, 2015, awards with respect to approximately 22.8 million shares, net of cancellations, of our Class B Common Stock had been issued under the Stock Incentive Plan, of which awards for approximately 9,828,064 shares were outstanding, (with a weighted-average option price of $76.41 per share and a weighted-average remaining term of 3.5 years), and approximately 219,640 shares remained available for future grants (assuming full vesting and exercise of all of the then outstanding awards). On March 26, 2015, the closing price of a share of Class B Common Stock, as reported on the New York Stock Exchange, was $117.34.

The Board of Directors believes that the 6,500,000 share increase covered by the proposal should be sufficient to enable us to continue making an adequate level of awards under the Stock Incentive Plan for approximately two more years, based upon the grant levels during the past eight years. The Board of Directors also believes that extending the term of the Stock Incentive Plan without also increasing the number of authorized shares that can be issued would be relatively ineffective (in the sense that the number of remaining available shares would be insufficient to cover an appropriate level of awards for even one year).

As indicated, if this proposal is not approved, our Stock Incentive Plan will expire by its terms and we will lose what has become an indispensable element of our compensation program. The Board believes this would present serious challenges to our ability to attract and retain management and other key personnel and, if not addressed in other ways, would be detrimental to our business and the interests of our stockholders.

Description of 2005 Stock Incentive Plan

The following summary describes the principal features of the Stock Incentive Plan and is qualified in its entirety by reference to the amended plan document, a copy of which is attached hereto as Exhibit A.

Types of Awards.    Awards under the Stock Incentive Plan may be in the form of options to purchase shares of Class B Common Stock (including options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and options which are not intended to qualify as “incentive stock options”) and stock appreciation rights (“SARs”). Because awards under the Stock Incentive Plan are made on a discretionary basis, the awards that will be made under the Stock Incentive Plan are not determinable at this time.

Eligibility.    Awards may be granted to our and our subsidiaries’ present or future employees, directors, or consultants. Approximately 1,000 individuals are eligible to receive awards under the Stock Incentive Plan and approximately 700 individuals hold outstanding awards under the Stock Incentive Plan.

Authorized Shares; Share Counting Rules.    Assuming our stockholders approve this proposal, and subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, we would be authorized to issue an aggregate of 29,500,000 shares of Class B Common Stock under the Stock Incentive Plan (of which approximately 6,719,640 shares would be available for future awards (taking into account shares previously issued under the Stock Incentive Plan and shares covered by outstanding awards which may or may not become available in the future). In applying the aggregate share limit, (i) shares subject to an award that is forfeited, canceled, terminated or settled in cash shall be deemed not to have been issued and will remain available for issuance pursuant to the Stock Incentive Plan, (ii) shares withheld or tendered as payment of the exercise price under an award or the tax withholding obligations associated with an award will not be available for future grant and issuance under the Stock Incentive Plan, and (iii) the total number of shares covered by stock-settled SARs (and not just the number of shares issued in settlement of such SARs) shall be deemed to have been issued under the Stock Incentive Plan. Shares of Class B Common Stock that may be repurchased by us on the open market with proceeds from the exercise of stock options granted under the Stock Incentive Plan may not be returned to the pool of shares available for awards under the Stock Incentive Plan.

Limitation on Annual Awards to any Individual.    Subject to adjustment to reflect stock splits, stock dividends and other changes in capitalization, the maximum number of shares of Class B Common Stock with respect to which options or SARs may be granted under the Stock Incentive Plan during a calendar year to any employee is 1,000,000.

Administration of the Stock Incentive Plan.    The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, except that the Board of Directors has sole responsibility and authority for matters relating to the grant and administration of awards to our non-employee directors. Subject to the provisions of the Stock Incentive Plan, the Compensation Committee, acting in its discretion, has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan. The Compensation Committee’s determinations and decisions as to matters relating to the operation and administration of the Stock Incentive Plan are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the Stock Incentive Plan, unless attributable to fraud or willful misconduct.

Certain Limitations on Compensation Committee’s Authority.    The Stock Incentive Plan imposes a number of limitations on the authority of the Compensation Committee, including those noted below.

(1)	Minimum Vesting Period. Each award made under the Stock Incentive Plan must provide for a vesting period of at least one year from the date the award is granted.

(2)	Re-Pricing Prohibited. The Compensation Committee may not, without obtaining stockholder approval: (1) reduce the exercise price or base price under outstanding options or SARs; (2) cancel outstanding options or SARs in exchange for options or SARs with a lower exercise price or base price; or (3) cancel outstanding options or SARs in exchange for cash or other securities at a time when the per share exercise or base price under such options or SARs is higher than fair market value.

(3)	No Reloading of Options. The Committee may not grant an option that includes a “reload” feature or make any other awards that have the effect of providing a “reload” feature with respect to shares used to satisfy the option exercise price or applicable withholding tax.

Stock Options.    The Compensation Committee may grant stock options under the Stock Incentive Plan, subject to such terms and conditions as the Compensation Committee may prescribe. Such stock options may be classified as “incentive stock options” (within the meaning of Section 422 of the Code) or as so-called nonqualified options (i.e., options that do not qualify as “incentive stock options”). The exercise price of any stock option granted under the Stock Incentive Plan must be at least equal to the fair market value of our Class B Common Stock on the date the option is granted (110% of fair market value in the case of an “incentive stock option” granted to a ten percent stockholder). The maximum term of an option granted under the Stock Incentive Plan is ten years (five years in the case of “incentive stock options” granted to ten percent stockholders). When an option is exercised, the Compensation Committee may permit the exercise price (and/or any applicable tax withholding obligation) to be satisfied by means of a cashless exercise procedure (including, for example, by our withholding shares that would otherwise be issued upon such exercise), by the delivery of previously owned shares of Class B Common Stock or, subject to applicable law, by any other method deemed appropriate.

SARs.    The Compensation Committee may grant SARs under the Stock Incentive Plan, subject to such terms and conditions as the Compensation Committee may prescribe. An SAR allows the participant to receive payment, in cash and/or shares of our Class B Common Stock, equal to the difference between the fair market value of our Class B Common Stock on the date the SAR is exercised and the base price specified in the award. The base price must be at least equal to the fair market value of our Class B Common Stock on the date the SAR is granted. The maximum term of an SAR under the 2005 Plan is ten years.

Transferability of Awards.    In general, awards made under the Stock Incentive Plan may not be transferred or assigned, except under certain circumstances as may be permitted by the Compensation Committee or to a participant’s beneficiary following the participant’s death.

Recoupment.    Each award is subject to any incentive compensation claw back policies that may be adopted by the Company (whether or not adopted prior to the date of such award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

Change in Control.    In the event of the occurrence of a “change in control” as defined in the Stock Incentive Plan, outstanding awards may be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company. The Board of Directors may accelerate the vesting of an outstanding award prior to any such assumption or conversion. If an outstanding award is not assumed by the successor or acquiring company, then the award (to the extent not exercised and whether or not otherwise vested) will be cancelled immediately prior to the change in control in exchange for the right to receive the product of (a) the number of shares still covered by the outstanding award multiplied by (b) the excess, if any, of the per share consideration received by our stockholders over the exercise or base price specified in the award. If the per share transaction value is not greater than the exercise or base price under the award, then the award will be cancelled for no consideration.

Termination and Amendment of Plan.    Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will terminate on the tenth anniversary of the date the Amended and Restated Plan is approved by our stockholders. The Board of Directors may amend or terminate the Stock Incentive Plan at any time, subject to stockholder approval of any such amendment if so required under applicable law or stock exchange listing requirements. Stock exchange rules generally require stockholder approval of increases in the number of shares reserved under a plan or other material modifications, but such rules do not require that all amendments be submitted to stockholders. Therefore, it is possible that the Stock Incentive Plan could be amended in ways that increase the cost to us without further stockholder approval.

Federal Income Tax Consequences

Set forth below is a brief summary of material U.S. income tax consequences applicable to awards made under our Stock Incentive Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the Stock Incentive Plan.

The grant of an option or SAR is not a taxable event for the participant or us.

Nonqualified Options.    In general, a participant who exercises a “nonqualified” option (i.e., an option that does not qualify as an “incentive stock option” within the meaning of Section 422 of the Code) will recognize ordinary income on the date the option is exercised equal to the excess of the fair market value of the shares on that date over the exercise price paid for such shares, and we will receive a corresponding tax deduction. Upon a later sale of the shares, the participant will realize capital gain or loss in an amount equal to the difference between the selling price and the fair market value of the shares on the date of exercise.

Incentive Stock Options.    A participant who receives an “incentive stock option” will not recognize taxable income upon the exercise of the option (although the exercise may have alternative minimum tax consequences to the participant). The participant will realize taxable income (or loss) when shares acquired upon the exercise of an “incentive stock option” are subsequently sold. If the shares are sold within two years from the option grant date or within one year from the exercise date, then gain realized on the sale will be treated as ordinary income to the extent that the fair market value of the shares on the date of exercise exceeds the exercise price paid for the shares, and any remaining gain will be treated as capital gain. We will receive a tax deduction equal to the amount of ordinary income realized by the participant on the sale of the shares. If, however, the shares are sold more than two years from the option grant date and more than one year from the exercise date, then all of the gain or loss realized upon the sale will be long-term capital gain or loss and we will not be entitled to a tax deduction.

SARs.    A participant will recognize ordinary income on the date of exercise of an SAR equal to the excess of the fair market value of the shares of our Class B Common Stock on that date over the exercise price, and we will receive a corresponding tax deduction.

Withholding.    Ordinary income recognized by a participant in connection with the exercise of an option or SAR is subject to applicable tax withholding. In addition to or in lieu of requiring a participant to remit or otherwise provide for cash payment of the amount of the withholding tax obligation, the Compensation Committee may require or permit any such tax withholding obligation to be satisfied, in whole or in part, by delivery of, or withholding from the settlement of the award, shares of our Class B Common Stock having a fair market value equal to the minimum amount required to be withheld for tax purposes.

Vote Required

The affirmative vote of the holders of a majority of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the Third Amended and Restated 2005 Stock Incentive Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2—APPROVAL OF THE THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN”—TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 3

APPROVAL OF THE UNIVERSAL HEALTH SERVICES, INC. AMENDED AND RESTATED 2010 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN

On March 18, 2015, the Board of Directors adopted certain amendments to our 2010 Restricted Stock Plan in the form of the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Plan (the “Restricted Stock Plan), a copy of which is annexed hereto as Exhibit B, subject to stockholder approval. As indicated below, these amendments are generally favorable to us and our stockholders. Although our stockholders are being asked to approve the Restricted Stock Plan, as amended and restated, the principal purpose of this proposal is to obtain stockholder re-approval of the material terms of the performance goals under the Restricted Stock Plan, as required by Section 162(m) of the Code (“Section 162(m)”).

In general, Section 162(m) imposes a $1 million annual deduction limit on compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer). However, compensation that qualifies as “performance-based compensation” under Section 162(m) is exempt from the deduction limitation. A plan that provides incentive compensation (such as our Restricted Stock Plan) may qualify for this exemption if (among other conditions) the plan is initially approved by the company’s stockholders and if the material terms of the plan’s performance goals are re-approved by the stockholders at least every five years. The Restricted Stock Plan was approved by our stockholders at the 2010 annual meeting. Accordingly, our ability to continue making fully deductible awards under the Restricted Stock Plan for the next five years is conditioned on stockholder re-approval of the material terms of the Restricted Stock Plan’s performance goals at the 2015 Annual Meeting. For this purpose, the material terms of the performance goals under the Restricted Stock Plan include (a) the persons eligible to receive awards; (b) the maximum number of shares that may be covered by an award made to any employee in any calendar year; and (c) the business criteria that may be used by the Compensation Committee in establishing performance conditions for earning and/or vesting of awards.

The amendments adopted by the Board of Directors on March 18, 2015 would effect the following changes:

•

The total number of shares of our Class B Common Stock that may be issued under the Restricted Stock Plan would be reduced from 4,000,000 to 600,000, with the cancellation of 3.4 million unissued shares that were previously remaining available under the plan;

•	The maximum number of shares that may be awarded to any employee during any calendar year would be reduced from 800,000 to 100,000;

•	All awards would be subject to a minimum one-year vesting condition (currently there is no such limitation);

•	New provisions would apply with respect to the assumption and/or vesting of awards in the event of a change in control (currently there are no such specific provisions);

•	All awards would be subject to executive claw back policies that may be adopted by us and to the claw back requirements of the Dodd-Frank Act (currently there is no such provision); and

•	The term of the Restricted Stock Plan would be extended by approximately ten more years to 2025.

The amendments are reflected in the Amended and Restated 2010 Restricted Stock Plan attached as Exhibit B.

If this proposal is approved, we will be able to continue making Restricted Stock Plan awards for another five years that are intended to be fully tax-deductible for purposes of Section 162(m). If the proposal is not approved, then the Restricted Stock Plan will continue in effect in accordance with its current terms, but any future awards we make will be subject to the tax deduction limitations of Section 162(m) and, in turn, the cost of our executive compensation program would be increased (due to the loss of the tax savings we would otherwise have if such awards were fully deductible under Section 162(m)).

Description of 2010 Restricted Stock Plan

The following summary describes the principal features of the Restricted Stock Plan and is qualified in its entirety by reference to the plan document, a copy of which is attached hereto as Exhibit B.

The Restricted Stock Plan allows us to issue shares of our Class B Common Stock for par value to eligible individuals, subject to such vesting, forfeiture and other terms and conditions as the Compensation Committee of our Board of Directors may determine. Shares may be issued under the Plan to our and our subsidiaries’ employees and consultants who are selected by the Compensation Committee. The Compensation Committee is responsible for administering the Restricted Stock Plan. The Compensation Committee has full authority under the Restricted Stock Plan to select the eligible individuals who will participate, to determine the number of shares that will be issued pursuant to any award and to prescribe the terms and conditions of each award, including performance-based vesting and forfeiture conditions applicable to the shares covered by the award. The Committee’s determinations and decisions as to matters relating to the operation and administration of the Restricted Stock Plan are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the Restricted Stock Plan, unless attributable to fraud or willful misconduct. As recently amended, awards made under the Restricted Stock Plan would be required to provide for a vesting period of at least one year from the date of grant. In general, unless the Compensation Committee determines otherwise, a participant would forfeit non-vested shares upon the termination of his or her employment or other service more than one year after the date of grant.

The Restricted Stock Plan originally authorized the issuance of 4,000,000 shares of our Class B Common Stock. In connection with this proposal, that number would be reduced to 600,000 shares, with the cancellation of 3.4 million unissued shares that were previously remaining available under the Plan. As of March 26, 2015, a total of 96,025 shares, net of shares surrendered for applicable withholding taxes, of our Class B Common Stock had been awarded under the Restricted Stock Plan, of which 41,681 shares were still unvested. If this proposal is approved, the total number of shares remaining available for issuance under the Restricted Stock Plan would be 503,975 (taking into account all unvested shares subject to outstanding awards). The Restricted Stock Plan originally provided that no more than 800,000 shares could be awarded to any employee in any calendar year. If this proposal is approved, the individual calendar year limitation would be reduced to 100,000 shares. The closing price of the Company’s Class B Common Stock on the New York Stock Exchange on March 26, 2015 was $117.34.

The Compensation Committee is authorized to make awards under the Restricted Stock Plan that are intended to qualify for the “performance-based compensation” exemption from the tax deduction limitations of Section 162(m) of the Code. In general, a performance-based award made under the Restricted Stock Plan may qualify for the “performance-based compensation” exemption if, among other things, the award is subject to earn out and/or vesting conditions based upon the attainment of objective performance goals that are pre-established by the Compensation Committee and that are based upon any one or more of the following business criteria:

(i)	attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii)	attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

(iii)	attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv)	attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the committee;

(v)	attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(vi)	attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

(vii)	attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

(viii)	attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(ix)	attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; and

(x)	growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

In establishing performance goals applicable to an award, the Compensation Committee may express such criteria in absolute or relative terms and may base such performance goals on performance by the Company, any subsidiary, any division and/or any business unit as the Compensation Committee may determine. If and to the extent permitted under Section 162(m) of the Code, performance conditions may be determined without regard to

(or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Compensation Committee may not delegate any responsibility with respect to the establishment and certification of achievement of performance conditions on awards that are intended to be exempt from the Section 162(m) deduction limitations.

In general, if a restricted stock award is intended to qualify as “performance-based compensation” under Section 162(m), the applicable performance goals must be established in writing by the Compensation Committee no later than 90 days after the commencement of the performance period. Promptly after the date on which the necessary financial or other information for a particular performance period becomes available, the Compensation Committee will determine and certify in writing whether and the extent to which the performance goals were satisfied and the number of shares that have become earned and vested pursuant to the terms of the award.

Each award would be subject to any incentive compensation claw back policies that may be adopted by the Company (whether or not adopted prior to the date of such award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

In the event of the occurrence of a “change in control” as defined in the Restricted Stock Plan, outstanding restricted share awards may be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company. The Board of Directors may accelerate the vesting of an outstanding award whether or not is assumed or converted. If an outstanding award is not assumed by the successor or acquiring company, then the shares covered by the award (to the extent vested) will be entitled to participate in the change in control transaction on the same basis as any other stockholder or the award may be cancelled immediately prior to the change in control in exchange for the right to receive an amount equal to the per share consideration received by the stockholders with respect to a like number of shares.

The Board of Directors may amend or terminate the Restricted Stock Plan at any time, provided that no amendment will become effective without the approval of the Company’s stockholders if such amendment would increase the number of shares which may be issued under the Restricted Stock Plan or if such approval is necessary or desirable to comply with applicable law or exchange requirements. In addition, no amendment or termination shall affect the rights of any employee with respect to an outstanding award. Pursuant to the amendments adopted by the Board of Directors, the term of the Restricted Stock Plan will be extended by approximately ten more years from the date it is adopted. In order to continue to qualify for the performance-based compensation exception from Section 162(m), it is anticipated that the material terms of the Restricted Stock Plan will re-submitted for stockholder approval at or before the 2020 annual meeting of stockholders.

Federal Income Tax Consequences

Set forth below is a brief summary of material U.S. income tax consequences applicable to awards made under our Restricted Stock Plan. This discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the Restricted Stock Plan.

In general, a participant who receives shares of restricted stock will not be taxed on the shares unless and until the shares become vested, at which time the he or she will recognize ordinary income equal to the then fair market value of the vested shares and, if this proposal is approved, we would be entitled to a corresponding tax deduction that is not limited by Section 162(m). The participant’s tax basis for the vested shares will be equal to their fair market value on the date they become vested and, upon a subsequent sale of the vested shares, the participant will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). A participant who receives a restricted stock award may make an early income election within 30 days after receipt of the restricted shares, in which case he or she will recognize ordinary income on the date the restricted shares are received equal to the fair market value of the shares on that date, and we would be entitled to a corresponding tax deduction (which, if this proposal is approved, could be fully deductible under Section 162(m)). If an early income election is made, the participant will not realize taxable income if and when the shares become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares are issued to the participant (in the form of restricted shares).

Withholding.    Ordinary income recognized upon the vesting of shares issued under the Restricted Stock Plan is subject to applicable tax withholding requirements. In addition to or in lieu of requiring a participant to remit or otherwise provide for payment of the amount of the withholding tax obligation, the Compensation Committee may permit the tax withholding obligation to be satisfied, in whole or in part, by the Company’s retaining vested shares that would otherwise be released to the participant upon the vesting of such shares.

As of March 26, 2015, approximately 1,000 employees are eligible to participate in the Restricted Stock Plan.

Vote Required

The affirmative vote of a majority of the shares of the Common Stock votes of the Company present and entitled to vote at the 2015 Annual Meeting of Stockholders is required for the adoption of the proposal set forth above.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 3—APPROVAL OF THE AMENDED AND RESTATED 2010 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN,” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 4

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE UNIVERSAL HEALTH SERVICES, INC. 2010 EXECUTIVE INCENTIVE PLAN

The purpose of this proposal is to request your re-approval of the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan (the “Executive Incentive Plan”) in order to enable us to continue making annual incentive awards that qualify for the “performance-based compensation” exemption from the deduction limitations of Section 162(m) of the Code (“Section 162(m”)).

As indicated above with respect to Proposal 3, Section 162(m) imposes a $1 million annual deduction limitation with respect to compensation paid by a publicly held company to its chief executive officer and each of the company’s three other most highly compensated named executive officers (other than the chief financial officer). Compensation that qualifies as “performance-based compensation” under Section 162(m) is exempt from the deduction limitation. A plan that provides incentive compensation (such as our Executive Incentive Plan) may qualify for this exemption if (among other conditions) the plan is initially approved by the company’s stockholders and if the material terms of the plan’s performance goals are re-approved by the stockholders at least every five years. Our stockholders initially approved the Equity Incentive Plan at their 2010 annual meeting. Accordingly, our ability to continue making fully deductible awards under the Executive Incentive Plan for the next five years is conditioned on stockholder re-approval of the material terms of the Executive Incentive Plan’s performance goals at the 2015 Annual Meeting. For this purpose, the material terms of the performance goals under our Executive Incentive Plan include (a) the persons eligible to awards; (b) the maximum amount that may be earned by any participant for any calendar year; and (c) the business criteria that may be used by the Compensation Committee in establishing performance goals applicable to awards that are intended to qualify for the Section 162(m) “performance-based compensation” exemption.

If this proposal is approved, we will be able to continue making annual performance-based awards for the next five years that are intended to be exempt from the tax deduction limitations of Section 162(m). If the proposal is not approved, then we may continue to grant awards under the Executive Incentive Plan and any such future awards will be subject to the tax deduction limitations of Section 162(m) and, in turn, the cost of our executive compensation program would be increased (due to the loss of the tax savings we would otherwise have if such awards were fully deductible under Section 162(m)).

Description of 2010 Executive Incentive Plan

The following summary describes the principal features of the Executive Incentive Plan and is qualified in its entirety by reference to the plan document, a copy of which is attached hereto as Exhibit C.

The Executive Incentive Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Executive Incentive Plan, the Compensation Committee, acting in its sole and absolute discretion, has full power and authority to interpret, construe and apply the provisions of the Executive Incentive Plan and to take such action as may be necessary or desirable in order to carry out the provisions of the

Executive Incentive Plan. The Compensation Committee’s determinations and decisions as to matters relating to the operation and administration of the Executive Incentive Plan are final and binding on all persons. We will indemnify the members of the Compensation Committee and others to whom authority is delegated for claims they may incur in connection with the administration of the Executive Incentive Plan, unless attributable to fraud or willful misconduct.

Annual incentive compensation may be awarded under the Executive Incentive Plan to members of senior management and other executive officers of the Company and its affiliates who are selected by the Compensation Committee for any calendar year. Currently, less than ten employees are eligible to receive incentive compensation under the Executive Incentive Plan.

The amount of a participant’s incentive award for a calendar year will be based upon the participant’s target bonus amount and the extent to which the performance goal(s) applicable to the participant are achieved. For each calendar year, a participant’s target bonus amount will be equal to a fixed percentage of the participant’s annual rate of base salary (determined as of the beginning of the calendar year). The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year may not exceed $5 million.

For each calendar year, the Compensation Committee will establish performance goals for each participant, using such business criteria and other measures of performance as it may deem appropriate; provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee will establish objective performance goals based upon one or more of the following business criteria:

(i)	attainment of certain target levels of, or a specified increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii)	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;

(iii)	attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv)	attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the committee;

(v)	attainment of certain target levels of, or a specified increase in, earnings per share or earnings per share from continuing operations;

(vi)	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital;

(vii)	attainment of certain target levels of, or a specified increase in, after-tax return on stockholders’ equity;

(viii)	attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; and/or

(ix)	attainment of certain target levels in the fair market value of the Class B Common Stock or growth in the value of an investment in the Class B Common Stock assuming the reinvestment of dividends.

As to any participant or class of participants, the performance goals may be based upon one or more of such permissible criteria and may be based upon the performance of the Company, on a consolidated basis, the individual participant or class of participants, a regional, local or divisional unit of the Company, one or more subsidiaries or other affiliates of the Company or a combination thereof, either on an absolute basis or relative to an index or peer-group. If and to the extent permitted by Section 162(m), performance conditions may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Compensation Committee may not delegate any responsibility with respect to the establishment and certification of achievement of performance conditions on awards that are intended to be exempt from the Section 162(m) deduction limitations.

The amount of a participant’s annual incentive award will depend on whether and the extent to which the applicable performance goals are achieved for that year. The performance goals may be expressed in a performance matrix established by the Compensation Committee. In general, if the target level performance goals for a year are achieved (but not exceeded), the participant will be entitled to an incentive award for the year equal to 100% of the participant’s target bonus amount. The Compensation Committee may provide for higher or lower bonus amounts with respect to levels of performance that are more or less than the target levels, subject to the above-noted $5 million cap on individual awards for any year.

In general, in the case of an annual incentive award intended to qualify as “performance-based compensation” under Section 162(m), the applicable target bonus amount and performance goals must be established in writing by the Compensation Committee no later than 90 days after the commencement of the year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Compensation Committee will determine and certify in writing whether and the extent to which the performance goals were satisfied and the amount, if any, of the incentive compensation payable to each participant for that calendar year.

Unless the committee determines otherwise, no incentive award will be payable to a participant with respect to a calendar year if the participant’s employment with the Company and its affiliates terminates at any time prior to the payment thereof.

The Board of Directors may amend or terminate the Executive Incentive Plan at any time without stockholder approval. It is anticipated, however, that we will seek stockholder re-approval of the material terms of the performance goals under the Executive Incentive Plan from time to time in order to enable us to continue to satisfy the stockholder approval conditions of Section 162(m) of the Code. Under current law, such re-approval would not be required until the 2020 annual meeting.

Federal Income Tax Consequences

Generally, for federal income tax purposes, bonuses paid under the Executive Incentive Plan are taxable to participants as ordinary income in the year of payment and, subject to certain tax law limitations, the Company is entitled to claim a corresponding tax deduction. If this proposal is approved, we will be able to continue making annual incentive awards under the Executive Incentive Plan for the next five years that can qualify for the “performance-based compensation” exemption from the tax deduction limitations of Section 162(m). Future years’ awards under the Executive Incentive Plan will not qualify for that exemption, however, if this proposal is not approved. All amounts payable under the Executive Incentive Plan are subject to applicable tax withholding requirements.

Vote Required

The affirmative vote of the holders of a majority of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the Executive Incentive Plan. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 4”—RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2010 EXECUTIVE INCENTIVE PLAN—TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 5

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected, and as a matter of good corporate governance, is requesting ratification by the shareholders of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2015. PricewaterhouseCoopers LLP served as our independent registered public accountants for the year ended December 31, 2014. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

PricewaterhouseCoopers LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Vote Required

Ratification of the selection of the independent registered public accountants by the shareholders requires that affirmative “FOR” vote of the holders of a majority of the Class A, Class B, Class C and Class D Common Stock votes present in person or represented by proxy and entitled to vote on the matter. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL TO CONSIDER A RECAPITALIZATION PLAN TO PROVIDE THAT ALL OF THE COMPANY’S OUTSTANDING STOCK HAVE ONE VOTE PER SHARE

The Comptroller of the City of New York, Scott M. Stringer, 1 Centre Street, New York, NY 10007-2341, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Police Pension Fund, the New York City Teachers’ Retirement System and custodian of the New York City Board of Education Retirement System (collectively, the “Systems”), represented that the Systems have beneficially owned more than $2,000 of UHS Class B Common Stock for more than one year and have notified us that the Systems’ boards of trustees intend to present the proposal set forth in quotes below (the “Recapitalization Proposal”) at the Annual Meeting. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

The Board of Directors opposes the following Recapitalization Proposal for the reasons stated after the proposal.

The stockholder’s proposal follows:

“RESOLVED, that stockholders of Universal Health Services, Inc. (“UHS” or the “Company”) request that the Board of Directors take the necessary steps (excluding those steps that must be taken by the Company’s stockholders or other third parties) to adopt a recapitalization plan that would eliminate UHS’s multiple-class capital structure and provide that each outstanding share of common stock has one vote on all matters.”

SUPPORTING STATEMENT

UHS had 98,715,723 shares of common stock outstanding as of March 24,2014, divided into Class A, B, C and D. In all matters other than the election of directors, holders of all classes vote together, with the following voting power per share: A (1 vote), B (1/10 of a vote), C (100 votes, subject to certain conditions) and D (10 votes). Holders of Class A and C shares, voting together, elect five of UHS’s seven directors, with the other two elected by holders of Class B and D shares.

UHS CEO Alan Miller owns over 72.4% of the Class A shares and 99.7% of the Class C shares, giving him 83.9% of total voting power despite holding less than 15% of outstanding shares. He controls the election of five of UHS’s seven directors, which is a controlling majority.

Multiple-class structures like the one in place at UHS distort incentives and increase agency costs by misaligning economic incentives and voting power. High-profile scandals at companies such as Hollinger and Adelphia illustrate the dangers of multiple-class structures in facilitating the extraction of private benefits for management. Governance expert Charles Elson has stated that multiple-class structures create “a culture with no accountability.” (Geoff Colvin, “The Trembling at News Corp. Has Only Begun,” CNNMoney, July 19, 2011)

Multiple-class structures are associated with poorer company performance. A 2008 study by Harvard’s Paul Gompers and two co-authors found that multiple-class structures with disparate voting rights were correlated with lower firm value. (Paul Gompers et al., “Extreme Governance” (working paper 2008) (available at http://papers.ssrn.com/sol3/papers.cfm?abstract_id=562511))

We believe that greater accountability would be beneficial at UHS, where several other governance practices reduce accountability to public shareholders. Mr. Miller serves as Board Chairman in addition to CEO, and average board tenure is 18 years, significantly higher than the four- to ten-year average tenure at the four other publicly traded hospital companies.

As well, under Mr. Miller’s stewardship, we believe quality of care has suffered. The Department of Health and Human Services Office of Inspector General and Department of Justice are investigating 18 of UHS’s facilities, and UHS’s CFO indicated in a 2013 earnings call that he believed the investigations centered on “clinical issues and quality deficiencies.” (March 1, 2013 transcript, at 3) One highly profitable facility has had its Medicare and Medicaid payments suspended as a result, despite company attempts to obtain relief. (10-Q filed on Nov. 7, 2014, at 58).

We urge stockholders to vote FOR this proposal.

UHS STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

We oppose the proposal because it is not in the best interest of UHS or our stockholders.

The Company’s current share capital structure, with common stock divided into Class A, B, C and D, has been in place since 1985, and the voting structure with differential class voting rights has existed since the Company went public in 1981. Every holder of our Class B common stock has purchased our Class B common stock having had access to the consistent disclosure in our proxy statements and other reports we file with the SEC that our founding stockholders have held majority voting control of us since our initial public offering in 1981, and we believe many investors are attracted to our Class B common stock by the long-term stability the multiple-class voting structure provides to the Company. Specifically, we believe that along with the respected and stable leadership of our executive team, our ownership structure has helped insulate the Company from short-term pressures and allowed our Board of Directors and senior management to focus on our long-term stockholder returns.

In addition, our capital structure has enabled the Company to adopt a business model which is unique in the industry which has enabled us to withstand short-term challenges in different segments of our business. We believe that our capital structure and the stability it promotes has driven, and will continue to drive, long-term value for stockholders who are committed to holding our stock for extended periods. As a testament to this belief, our shares have outperformed leading stock indices by significant margins since our initial public offering in 1981. More recently, our stock performance has outperformed the S&P 500 Index by a margin of more than 7 to 1 during the 15-year period ended December 31, 2014. After various stock splits and reinvested dividends are considered, an investor who purchased $1,000 of our Class B Common Stock on January 1, 2000, would have had an investment valued at $13,225 as of December 31, 2014, as compared to $1,865 for a $1,000 investment made in the S&P 500 Index during the same period. Moreover, a voting structure with differential class voting rights has been adopted by many other companies because it is generally recognized that founding stockholders bring a unique long-term perspective to company performance.

Finally, we note that as a “controlled company” for purposes of NYSE Listed Company Manual Section 303A.00, we are not required to have a majority of independent directors and we are exempt from the NYSE’s requirements relating to compensation committees and nominating/corporate governance committees. However, the Company has a majority of independent directors on our Board of Directors and all independent directors serving on our Compensation Committee and Nominating & Governance Committee. We believe that our Board and committee structure provides independence and good corporate governance practices while our multi-tiered voting structure preserves our ability to manage the Company in the best interests of all our shareholders.

The Board of Directors unanimously recommends that stockholders vote “AGAINST” this proposal.

Required Vote

The affirmative vote of the holders of a majority of the Common Stock votes present in person or represented by proxy and entitled to vote on the matter is required for the approval of the stockholder proposal. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our 2014 Performance

The following are highlights of our 2014 financial and operating performance:

•

During 2014, our adjusted net income attributable to UHS (see A. below) increased 29% to $581.8 million, or $5.78 per diluted share, as compared to $452.1 million, or $4.55 per diluted share, during 2013.

•	Our net revenues increased 10.7% to $8.07 billion during 2014 as compared to $7.28 billion during 2013.

•

Net revenues at our acute care hospitals owned during both years increased 10.0% during 2014 as compared to 2013. During 2014 at these facilities, adjusted admissions (adjusted for outpatient activity) increased 3.1% and adjusted patient days increased 6.5% as compared to 2013.

•

Net revenues at our behavioral health care facilities owned during both years increased 5.5% during 2014 as compared to 2013. During 2014 at these facilities, adjusted admissions increased 4.7% and adjusted patient days increased 1.7% as compared to 2013.

In addition to strong financial performance, we continued to focus on delivering quality care to our patients. The following are a few of the 2014 quality and patient care highlights:

•

The Joint Commission released its list of Top Performers on Key Quality Measures (based on 2013 performance results) and 46 of our facilities were included on the list including 9 acute care hospitals and 37 behavioral health care facilities.

•	Our behavioral health care facilities that achieved this recognition comprised approximately 25% of all freestanding psychiatric facilities in the nation recognized by The Joint Commission.

•	Our inpatient behavioral health care facilities exceeded national averages for specific quality indicators in new measures reported to the federal Centers for Medicare and Medicaid Services.

•

Approximately 70% to 90% of physicians at our acute care hospitals utilize computerized physician order entry in connection with our electronic health records applications, which is among the highest utilization rate in the industry.

A.	The adjusted net income and adjusted net income per diluted share for 2014 and 2013 were publicly disclosed and reconciled to our reported results for each year on the Schedule of Non-GAAP Supplemental Consolidated Income Information, included with our earnings for the years ended December 31, 2014 and 2013, as filed on Form 8-K on February 26, 2015.

Compensation Philosophy and Objectives

Our compensation practices are aligned with our philosophy by practices that are regulatory compliant, financially sound and provide long-term value to shareholders and generally include the following:

•	Review peer group market data

•	Performance discussion is included on base and incentive decisions

•	Enforce maximums on incentive payments to limit undue risk

•	Practices evaluated annually

•	The Compensation Committee seeks guidance from an outside consultant

•	Do not provide plans generally outside of current market practices

•	Do not offer excessive perquisites to our executives

In designing our compensation programs for our named executive officers, we follow our belief that compensation should reflect the value created for stockholders while supporting our strategic business goals. In doing so, our compensation programs reflect the following objectives:

•	Compensation should encourage increases in stockholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives;

•	Compensation programs should reflect and promote our core values set forth in our mission statement, which includes commitment to excellence, high ethical standards, teamwork and innovation;

•	Compensation should reward individuals for outstanding performance and contributions toward business goals, and;

•	Compensation programs should enable us to attract, retain and motivate highly qualified professionals.

These objectives govern the decisions that the Compensation Committee of the Board of Directors (the “Compensation Committee”) and management of the Company make with respect to the amount and type of compensation payable to our named executive officers. The Compensation Committee believes that linking executive compensation to corporate performance results in a strong alignment of compensation with corporate business goals and stockholder value. This belief has been adhered to through the use of incentive pay programs that provide competitive compensation and for achieving superior performance. Our compensation programs are designed to reward our employees for outstanding performance and contributions that increase our stock price thereby increasing stockholder value. Both short-term and long-term incentive compensation are based on our performance and the value received by stockholders. Executives are rewarded commensurately for the achievement of specified business goals and performance objectives, which may increase the value of our stock. The majority of our compensation programs are reviewed annually to ensure that these objectives continue to be met.

Compensation Setting Process

The Compensation Committee has traditionally taken into account the input and recommendations of our Chairman and Chief Executive Officer, Mr. Alan Miller, with respect to our compensation programs, including the compensation arrangements with our named executive officers other than himself. The Compensation Committee believes that Mr. Alan Miller, due to his role within the Company, his years of healthcare experience and other factors, as mentioned below, provides a valuable resource to the Compensation Committee. Mr. Alan Miller attends certain Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Mr. Alan Miller conducts formal performance evaluations on an annual basis of the named executives who have direct reporting responsibility to him.

Unlike our other named executive officers, Mr. Alan Miller’s base salary, minimum annual bonus and certain perquisites are determined under his employment agreement. Please also refer to the discussion of Mr. Alan Miller’s employment agreement in the Chief Executive Officer Employment Agreement section of this Proxy Statement. In addition, the compensation setting process for Mr. Alan Miller varies from that of our other named executive officers because it is determined by the Compensation Committee without Mr. Alan Miller’s participation. The Compensation Committee, in determining Mr. Alan Miller’s compensation, takes into account his position as Chief Executive Officer, his role as a founder of our Company in 1978, his years of dedicated service and his expertise and reputation in the hospital management industry. The Compensation Committee also considers Mr. Alan Miller’s responsibilities in overseeing all of our Company’s businesses, operations, development and overall strategy and his role as the public face of our Company, which shapes our corporate image and identity. These factors differentiate Mr. Alan Miller from the other named executive officers.

In addition, for Mr. Alan Miller and the Company’s other named executive officers, the Compensation Committee reviewed data prepared in late 2012 and early 2014 by Pay Governance LLC that compared the Company’s executive compensation levels to data for comparable positions in other companies within the healthcare industry as well as to size-adjusted (by revenues) data from the broader general industry. Data were drawn from publicly filed proxies of peer healthcare companies and published compensation survey database covering a range of companies and industries. Data were compiled for all elements of compensation including base salary, annual incentive opportunity, and equity/long-term incentive awards. These data, as well as Company-specific factors including the prior year performance of our executives and the Company’s operating performance relative to our competitors, were considered by the Committee in determining 2013 and 2014 compensation rates for Mr. Alan Miller and our other named officers. In light of the above factors, the Compensation Committee approved the base salary, annual cash incentive opportunity, and long-term compensation award to each of the named executive officers in 2013 and 2014 and believes that the forms and amounts of compensation for each year adequately reflect our compensation goals and policies.

Elements of Compensation

Our executive compensation is based on six primary components, each of which is intended to serve the overall compensation objectives. These components include:

•	annual base salary;

•	annual cash incentive;

•	long-term incentive awards;

•	deferred compensation;

•	retirement benefits; and

•	other benefits, including perquisites.

Annual Base Salary

Our annual base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, the performance of each individual executive and general economic conditions.

In establishing the base salary for our named executive officers, various criteria are reviewed including the following:

•	the executive officer’s achievements, performance in his or her position with us, taking into account the tenure of service, the complexity of the position and current job responsibilities;

•	Mr. Alan Miller’s recommendations as to the proposed base salary, other than his own;

•	company financial performance, and;

•	salaries of similar positions in our competitor companies.

For our named executive officers, in late 2012 and early 2014, an analysis was conducted by Pay Governance LLC utilizing the most currently available proxy statements, as filed with the Securities and Exchange Commission by eight companies that we believe are our most direct competitors. The companies are:

•	Community Health Systems Inc.

•	HCA Inc.

•	Health Management Associates (acquired by Community Health Systems, Inc. in January, 2014)

•	Iasis Healthcare

•	Kindred Healthcare, Inc.

•	LifePoint Hospitals, Inc.

•	Tenet Healthcare Corporation

•	Vanguard Health Systems (acquired by Tenet Healthcare Corporation in October, 2013)

This peer group is generally similar to the peer group utilized for the analysis used to determine 2013 compensation. We believe the companies indicated above are comparable peer companies based upon the median revenues of this peer group, which were approximately $11 billion as compared to our 2014 revenues of $8 billion.

For 2014 for Mr. Alan Miller, his base salary exceeded the 75th percentile of the peer group, due to his long tenure in the position, his value as the Company’s founder, his status within the healthcare industry and his performance. The median years of experience of other executives in this group was 10 years compared to Mr. Alan Miller’s 36 years.

For 2014, for our other named executive officers (excluding Mr. Alan Miller), we targeted the median (fiftieth percentile) base salary paid by the comparable companies (listed above), along with the median of broader general industry data, to establish our base market rate. We generally consider our base salaries to be competitive if they are approximately within a 15% range of the median market rate. However, actual base salaries are not dictated solely by the median market rate. We also take into account an individual’s expertise, tenure in the position, responsibilities and achievements. For 2014, the actual base salary rates for Messrs. Marc Miller, Filton and Ms. Osteen were within approximately 15% of their respective median base salary market rates (as assessed relative to our peer group).

Annual Cash Incentives

Cash incentives for our named executive officers are awarded under the Executive Incentive Plan, which was adopted by our stockholders at our 2010 Annual Meeting. The Executive Incentive Plan is intended to support our efforts to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation. Annual incentive compensation may be awarded under the Executive Incentive Plan to our named executive officers and others as selected by the Compensation Committee for any calendar year. The Compensation Committee believes that the payment of cash incentives to our named executive officers under the Executive Incentive Plan is consistent with the objectives for our compensation programs by rewarding such officers for the achievement of specified business goals and performance objectives and that may increase the value of our stock.

The amount of an employee’s cash incentive award for a calendar year is based upon the employee’s target cash incentive and the extent to which the performance goal(s) applicable to the employee are achieved. For each calendar year, an employee’s target cash incentive will be equal to a fixed percentage of the employee’s base salary earned during the year.

The Compensation Committee establishes performance goals for the named executive officers using such business criteria and other measures of performance discussed herein; provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will establish objective performance goals based upon one or more of the following business criteria:

•	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;

•	attainment of certain target levels of, or a specified increase in, earnings per diluted share or adjusted earnings per diluted share, and;

•	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital;

In the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, except as otherwise permitted under Section 162(m) of the Code, the applicable target cash incentive, performance goals and performance factors with respect to any calendar year will be established in writing by the Compensation Committee no later than 90 days after the commencement of that year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Compensation Committee will determine the amount, if any, of the cash incentive compensation payable to each participant for that calendar year and will certify in writing prior to payment that the performance goals for the year were in fact satisfied. The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year shall not exceed $5 million. The Executive Incentive Plan provides the Compensation Committee with the discretion to establish higher or lower performance factors for levels of performance that are more or less than the target levels. Performance goals may be adjusted for changes in accounting methods, corporate transactions and other similar types of events, provided that, such adjustment is permitted under Section 162(m) of the Code.

2015 and 2014 Annual Cash Incentive Formula and Performance Goals:    The Compensation Committee approved the specific formula for the determination of the target annual cash incentive compensation for our executive officers pursuant to the Executive Incentive Plan with respect to the years ending December 31, 2015 and 2014. Under the formulae approved by the Compensation Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s base salary as a target bonus based upon corporate performance criteria. The corporate performance criteria target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated July 24, 2013.

The following table shows each named executive officer’s corporate performance criteria target bonus as a percentage of his or her base salary for 2015 and 2014. With respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2015 and 2014 will be/was determined using the corporate performance criteria, as described below. With respect to Ms. Osteen and Mr. Pember, their 2015 and 2014 annual incentive bonus will be/was determined utilizing: (i) 25% of their annual salary based upon the achievement of the corporate performance criteria, and; (ii) 75% of their annual salary based upon the achievement of the divisional income targets, as described below.

Name	Title	Target Award as a % of salary
		2015	2014
Alan B. Miller	Chief Executive Officer and Chairman of the Board	100%	100%
Marc D. Miller	President	65%	65%
Steve G. Filton	Senior Vice President and Chief Financial Officer	50%	50%
Debra K. Osteen	Senior Vice President and President, Behavioral Health Division	50%	50%
Marvin G. Pember	Senior Vice President and President, Acute Care Division	50%	50%

As part of our peer company compensation review for executive officers as discussed above in Annual Base Salary, we also target the median (fiftieth percentile) market rate from our healthcare peers and the broader general industry data when determining each officer’s target annual incentive. For 2014, our target annual incentive opportunities were assessed as being at or below the market 25th percentile. Actual cash incentive awards, however, appropriately vary from this targeted level based upon performance, consistent with our pay for performance philosophy, and are detailed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee believes that the annual and long-term incentive opportunities offered to our named executive officers are appropriate to facilitate our ability to attract, retain, motivate and reward our named executive officers, and that actual incentive payouts appropriately reflect the Company’s performance.

Pursuant to the Plan and the formulae approved by the Compensation Committee, each executive officer is entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of adjusted net income per diluted share attributable to UHS, and; (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the years ending December 31, 2015 and 2014. The adjusted net income per diluted share attributable to UHS generally excludes, among other things, the impact of the incentive income and incremental expenses incurred in connection with the implementation of electronic health records applications at our acute care hospitals as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years.

The divisional income targets consist of the projected aggregate pre-tax income for our Acute Care and Behavioral Health Services segments, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The divisional income targets generally exclude, among other things, the impact of the incentive income and incremental expenses incurred in connection with the implementation of electronic health records applications at our acute care hospitals, as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years.

To the extent that the actual divisional results exceeded the targets, Ms. Osteen and Mr. Pember are entitled to 75% of the following (as applied to their annual base salary) as the portion of their annual bonus that is based upon divisional income targets: (i) 25% if actual results meet divisional income targets; (ii) 50% if actual results exceed divisional income targets by 5%; (iii) 75% if actual results exceed divisional income targets by 10%, and; (iv) 100% if actual results exceed divisional income targets by 15%.

The 2014 Target of adjusted net income per diluted share attributable to UHS, which represented a specified point within the publicly disclosed range of our projected consolidated earnings per diluted share estimate for the year, was $4.80 per diluted share. The 2014 Return on Capital Target was 7.4%. On February 27, 2014, we publicly disclosed our 2014 estimated range of adjusted net income per diluted share attributable to UHS of $4.80 to $5.10.

In July of 2014, based upon our actual operating results experienced during the first six months of 2014, we publicly disclosed an increase to our annual 2014 estimated range of adjusted net income attributable to UHS to $5.55 to $5.85 per diluted share. For annual cash incentive computation purposes, the above-mentioned 2014 Target of adjusted net income per diluted share attributable to UHS, and the 2014 Return on Capital Target, were not impacted by this publicly disclosed upward revision to our annual 2014 estimated range of adjusted net income per diluted share attributable to UHS.

Pursuant to the terms of the Executive Incentive Plan and the formula approved by our Compensation Committee, our named executive officers were eligible to receive the applicable portion of their annual cash incentive (which were based on the corporate performance criteria) at various increments ranging from 0% of their bonus target award (based upon the achievement of a Target of adjusted net income per diluted share attributable to UHS of $4.35 or less, and Return on Capital of 6.6% or less) up to 250% of their annual cash incentive target award (based upon the achievement of a Target of adjusted net income per diluted share attributable to UHS of $5.23 or greater and Return on Capital of 8.1% or greater). Although the cash incentive formula in fiscal year 2014 is unchanged from 2013’s cash incentive formula, the Targets have been adjusted, as necessary, to correlate to the range of our estimated 2014 adjusted net income per diluted share attributable to UHS, as publicly disclosed on February 26, 2015.

In determining the corporate and divisional performance criteria, various factors are considered, including the projected revenue and earnings growth over the prior year. Since the value received by stockholders is measured, in large part, by an increase in stock price, which is in turn typically influenced by increases in revenues and earnings, our performance criteria are established at reasonably aggressive levels to encourage the attainment of our financial objectives which, if accomplished, may result in an increase to our stock price and increased value to stockholders. As mentioned above, the corporate performance criteria are established annually and the Target of adjusted net income per diluted share attributable to UHS directly correlates to our annual earnings guidance that is typically publicly disclosed by us during the first quarter of each year. The divisional performance criteria are also established annually and represent each division’s respective portion of the corporate performance criteria.

The actual cash incentives awarded for 2014 (which were based upon corporate performance criteria) were based upon the achievement of 250% target, as determined by the Compensation Committee in March, 2015, based upon our 2014 actual operating results. During 2014, our adjusted net income per diluted share attributable to UHS was $5.78. This adjusted net income per diluted share attributable to UHS for 2014 was publicly disclosed and reconciled to our reported 2014 net income per diluted share attributable to UHS of $5.42, on the Schedule of Non-GAAP Supplemental Consolidated Income Information, included with our earnings for the year ended December 31, 2014, as filed on Form 8-K on February 26, 2015. The Return on Capital was 8.6% for 2014, as compared to a target of 7.4%. The Return on Capital is calculated by dividing our annual adjusted net income per diluted share attributable to UHS by the consolidated average net capital.

For 2014, Ms. Osteen’s divisional income target was $261 million. The divisional income target consists of the projected aggregate pre-tax income for our Behavioral Health Services segment, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The divisional income target may be adjusted to include the impact of acquisitions or divestitures made during the year, if material, as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The 2014 actual divisional income, as calculated, was $279 million. Since the actual divisional income exceeded the target by more than 5% (the $261 million target was exceeded by $18 million, or 7%), Ms. Osteen was entitled to 50% of the portion of her bonus (75%) that was based upon the achievement of the divisional income target.

For 2014, Mr. Pember’s divisional income/loss target was a loss of $277 million. The divisional income/loss target consists of the projected aggregate pre-tax income for our Acute Care Services segment, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The divisional income/loss target may be adjusted to include the impact of acquisitions or divestitures made during the year, if material, as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The 2014 actual divisional income/loss, as calculated, was a loss of $170 million. Since the actual divisional income exceeded the target by more than 15% (the $277 million target loss was favorably reduced by $107 million, or 39%), Mr. Pember was entitled to 100% of the portion of his bonus (75%) that was based upon the achievement of the divisional income target.

The performance goals related to the Executive Incentive Plan, as outlined above, are generally based upon the achievement of our business plan financial objectives. Performance goals are established at reasonably aggressive levels to encourage and motivate executive performance and attainment of our financial objectives. At the time the Compensation Committee approved the Executive Incentive Plan for fiscal years 2015 and 2014 we believed that the performance goals were attainable, but not certain. Based upon the achievement of the corporate performance criteria, 250% during 2014, 154% during 2013 and 27% during 2012 of the target awards were earned, showing the variability and performance-oriented nature of payouts over time.

For a further description of the cash incentives and other elements of compensation granted to our named executive officer for 2014, 2013 and 2012, please refer to the Summary Compensation Table in this Proxy Statement.

Long-Term Incentives

The Compensation Committee believes that the grant of equity-based, long-term compensation, primarily in the form of stock options and restricted shares, to our named executive officers is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of equity incentive compensation opportunities.

Further, long-term incentive awards reward individuals for their performance and achievement of business goals. The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, that are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards which may increase in value in conjunction with an increase in the value of our common stock and which will provide our named executive officers with an incentive to remain in their positions with us.

Like base salaries, with respect to grants of long-term incentive awards, an individual’s performance is reviewed in light of his or her position, responsibilities and contribution to our financial performance. In addition, the Compensation Committee takes into account an individual’s potential contribution to our growth and productivity. There is no other predetermined formula, factors or specified list of criteria that is followed.

For a description of the long-term incentive awards granted to our named executive officers for 2014, please read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement.

Stock options.    Our 2005 Stock Incentive Plan (the “Stock Incentive Plan”), as amended in 2008 and 2011, and subject to further amendment if approved pursuant to Proposal 2 at this year’s Annual Meeting, provides for the issuance of options to purchase shares of our Class B Common Stock at an exercise price equal to the fair market value on the date of grant. The Stock Incentive Plan is intended to provide a flexible vehicle through which we may offer equity based compensation incentives to our named executive officers and other eligible personnel in support of our compensation objectives.

Awards under the Stock Incentive Plan may be in the form of options to purchase shares of Class B Common Stock (including options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and options which do not qualify as “incentive stock options”) and stock appreciation rights (“SARs”). Awards may be granted to our present or future employees, our affiliates and our directors and consultants who are not employees. To date, no SARs have been granted.

Typically, option awards are granted by the Compensation Committee on specific dates that are scheduled in advance, which generally coincide with regularly scheduled meetings of the Compensation Committee and the

Board of Directors. There is no separate policy with respect to the timing of option awards to our named executive officers. Typically, option awards are granted to our named executive officers at the same time as option awards are granted to our other employees. In certain circumstances, such as new hires or promotions, option awards are granted separately.

Subject to the provisions of the Stock Incentive Plan, the Compensation Committee has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan. The grant of stock options is based primarily on an employee’s level in the organization and their contribution to our growth and profitability.

Stock options have such vesting and other terms and conditions as the Compensation Committee, acting in its discretion, may determine. Generally, grants of stock options vest in equal amounts over four years and, unless otherwise determined by the Compensation Committee, employees must be employed by us for such options to vest. We do not have any plan to select option grant dates for our named executive officers in coordination with the release of material non-public information. The exercise price per share of Class B Common Stock covered by an option may not be less than 100% of the fair market value of the underlying Class B Common Stock on the date of grant. For purposes of the Stock Incentive Plan, unless otherwise determined by the Compensation Committee, the fair market value of a share of Class B Common Stock as of any given date is the closing sale price per share reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Class B Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

In March of 2014, Mr. Alan Miller made recommendations to our Compensation Committee with respect to stock option awards to our named executive officers (except for himself) and other eligible employees. The number of stock options awarded to each of our named executive officers during 2014 was as follows: Alan B. Miller (590,000); Marc D. Miller (90,000); Steve G. Filton (70,000); Debra K. Osteen (70,000); and; Marvin G. Pember (50,000). In determining the number of options to award to our named executive officers, the Compensation Committee considered Mr. Alan Miller’s recommendations and took into account individual performance in light of a named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her potential contribution to our growth and productivity. In addition, the Compensation Committee also reviewed and considered the compensation data and competitive performance data prepared by Pay Governance LLC in January, 2014, including stock-based compensation, and reviewed historical company practices with respect to stock option and long-term incentive awards. The grant date value of the above-mentioned 2014 stock option awards for Mr. Alan Miller, Mr. Pember and Ms. Osteen exceeded the median and the grants for Mr. Marc Miller and Mr. Filton approximated the median. For a description of the long-term incentive awards granted to our named executive officers in 2014, please see the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement.

Additionally, in March of 2015, Mr. Alan Miller made recommendations to our Compensation Committee with respect to stock option awards to our named executive officers (except for himself) and other eligible employees. The number of stock options awarded to each of our named executive officers during 2015, which were unchanged from the 2014 awards, was as follows: Alan B. Miller (590,000); Marc D. Miller (90,000); Steve G. Filton (70,000); Debra K. Osteen (70,000); and; Marvin G. Pember (50,000). In determining the number of options to award to our named executive officers, the Compensation Committee considered Mr. Alan Miller’s recommendations and took into account individual performance in light of a named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her potential contribution to our growth and productivity. In addition, the Compensation Committee also reviewed and considered the compensation data and competitive performance data prepared by Pay Governance LLC in January, 2015, including stock-based compensation, and reviewed historical company practices with respect to stock option and long-term incentive awards.

Restricted Stock Awards.    The 2010 Employees’ Restricted Stock Purchase Plan (the “Restricted Stock Plan”), which is administered by the Compensation Committee, provides for the grant of shares of our Class B Common Stock to eligible personnel for a purchase price equal to par value. Shares of our Class B Common Stock may be granted under the Restricted Stock Plan to any of our employees or consultants. Historically, our restricted grants have had a scheduled vesting period ranging from one to five years.

Vesting conditions on shares issued under the Restricted Stock Plan may consist of continuing employment for a specified period of time following the purchase date. Alternatively, or in addition, vesting may be tied to the satisfaction of specific performance objectives established by the Compensation Committee based upon any one or more of the business criteria used in determining the bonuses for our named executive officers, as mentioned above. We have the right to repurchase the shares for the same purchase price (par value) if specified vesting conditions are not met.

The Compensation Committee believes restricted stock awards, at times, can be effective in achieving our compensation objectives because it provides employees with a strong retention incentive and aligns the value of the award with our stock price performance. Additionally, cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide employees incentives to sustain or increase our performance. We do not have any plan to select restricted stock award grant dates for our named executive officers in coordination with the release of material non-public information. Mr. Alan Miller is entitled to an annual grant of $ 1.5 million of restricted stock pursuant to his Employment Agreement with the Company

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides that eligible employees may elect to defer a portion of their base salary and bonus award into deferred compensation accounts that accrue earnings based upon the selection of available investment options. An “eligible employee” under the Deferred Compensation Plan is: (i) an employee whose base compensation for 2014 is expected to be $115,000 or higher and has been approved by our Chief Executive Officer, or; (ii) any other employee who has been approved by our Chief Executive Officer. The base compensation threshold is adjusted annually for cost-of-living increases. Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is $2,000. No more than 25% of an employee’s base salary or 50% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds, which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity). Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees. Two of our named executive officers deferred a portion of their base salary and/or bonus paid during 2014 to the Deferred Compensation Plan. The Compensation Committee believes that, by offering an alternative savings alternative for our named executive officers, the Deferred Compensation Plan supports our objectives to attract, retain and motivate talented personnel.

For a further description of the Deferred Compensation Plan, please refer to the Nonqualified Deferred Compensation table and the narrative discussion included in this Proxy Statement.

Retirement Benefits

Our retirement benefits consist of our Executive Retirement Income Plan and a 401(k) plan. These plans are designed in combination to provide an appropriate level of replacement income upon retirement. The Compensation Committee believes that these retirement benefits provide a balanced and competitive retirement program and support our objectives to attract, retain and motivate talented personnel.

Executive Retirement Income Plan.    In October 1993, the Board of Directors adopted the Executive Retirement Income Plan pursuant to which certain management or other highly compensated employees designated by the Board of Directors who have completed at least 10 years of active employment with us may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the plan before 2008) or age 65 (applicable to participants added to the plan after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us.

Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. If an employee ceases employment with us prior to the applicable retirement age, or an employee has not completed at least 10 years of active employment with us, no retirement income will be payable to the employee unless the Board of Directors determines otherwise. For a further description of the Executive Retirement Income Plan, please refer to the Pension Benefits Table included in this Proxy Statement.

401(k) Plan.    We maintain a 401(k) plan for all employees, including our named executive officers, as an additional source of retirement income. Pursuant to the 401(k) plan, in 2014, we made matching contributions (subject to highly compensated employee limits set by the Internal Revenue Code) to the 401(k) plan of approximately $36 million. All of the named executive officers participated in the 401(k) plan in 2014. Accordingly, we made matching contributions equal to $7,800 to the 401(k) plan for each of the participating named executives.

Benefits

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision, life and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the hospital management industry.

Company Aircraft.    We have a partial ownership interest in a fixed wing aircraft that is available for business purpose use by members of our management team, including our named executive officers, and for personal use by Mr. Alan Miller, as stipulated in his employment agreement. When the aircraft is utilized for personal purposes by Mr. Alan Miller and/or his family members, the incremental costs incurred, including the regular hourly charges, variable fuel charges and associated fees and taxes, are directly reimbursed to us by Mr. Alan Miller and therefore no imputed amounts are included in the Summary Compensation Table.

Automobile.    Mr. Alan Miller utilizes his automobile for both business and personal purposes. As reimbursement for his business-related usage, we paid 70% of the original purchase price of the vehicle and Mr. Alan Miller paid the remainder. We also pay for other expenses related to the vehicle including maintenance and fuel costs, $167 in 2014 of which (the amount deemed to be related to his personal use) is included in the Summary Compensation Table in “All other compensation”.

Reimbursement of Relocation Expenses.    In the normal course of business, in an effort to satisfy our staffing needs with high-quality personnel and/or support the career development of an employee by enabling them to assume a position of broader scope and complexity, we may need to place an executive in a position in a geographic location which differs from that in which the individual resides. The relocation benefits for our executives are patterned on standard industry practices and are competitive in design. The provisions for relocation benefits are the same for several of the top layers of management and consistently administered. Included in the relocation benefits are reimbursements or direct payment to vendors for expenses that include items like a short duration house hunting trip, movement of household goods and personal items, short duration of interim living expenses and certain closing costs for the sale and purchase of a house. Relocation reimbursement that is taxable to the individual is typically grossed-up to cover the resulting incremental income tax expense. During 2014, we did not pay any relocation expenses on behalf of our named executive officers.

Other Perquisites.    From time to time, we make tickets to cultural and sporting events available to our employees, including our named executive officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our named executive officers, for personal use.

Split-Dollar Life Insurance Agreements.    In October 1998, we entered into split dollar life insurance agreements, with a combined face value of $16 million, in connection with second to die insurance policies issued on the lives of our chief executive officer, Alan B. Miller and his wife and owned by the Alan B. Miller

1998 Dual Life Insurance Trust (the “1998 Trust”). We entered into two additional split dollar life insurance agreements, with a combined face value of $30 million, in connection with life insurance policies issued on the life of Alan B. Miller and owned by the Alan B. Miller 2002 Trust (the “2002 Trust”) in January 2002. Anthony Pantaleoni, a director of the Company, is Trustee of the 1998 Trusts and the 2002 Trusts.

In December, 2010, with assistance from its advisors, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, the Company’s entering into supplemental life insurance plans and agreements with the 1998 Trust and the 2002 Trust (collectively, the “Trusts”) previously established by Mr. Miller and which previously owned the policies. The supplemental life agreements replaced the existing arrangements. The supplemental life agreements are intended to constitute a “non-equity endorsement split-dollar arrangement” as defined by Internal Revenue Code and Regulations. In order to effectuate the supplemental life agreements, the Trusts transferred the life insurance policies to the Company in exchange for cancellation of the previously existing split-dollar agreement obligation to repay the Company’s premium advances. This transfer terminated the previously existing split-dollar arrangements. As a result of these transfers, the Company owns the policies and agreed to endorse a portion of the death benefit to the Trusts. The Company (and the Trusts) agreed to resume making premium payments on the policies, which had been suspended since 2002, with the consent of Mr. Miller, due to uncertainties regarding the legality of the fundings of the previously existing split-dollar arrangements pursuant to the Sarbanes-Oxley Act of 2002. Premium payments will be shared by the Company and the Trusts, with the Trusts’ portion determined under the principles established by applicable U.S. Treasury Department pronouncements, notices, rulings and regulations in effect for determining such costs for insurance (the same premium division contemplated in the original arrangement). Upon death of the insured(s), the Company will receive the greater of the cash value of the policy or the aggregate premiums paid by the Company and the Trusts. The Trusts will receive the remaining death benefit proceeds under the policies.

As a result of these Agreements, based on actuarial tables and other assumptions, during the life expectancies of the insureds, and including amounts paid through 2014, the Company would pay approximately $25.3 million in premiums and the Trusts would pay approximately $8.2 million in premiums. Based on the projected premiums mentioned above, and assuming the policies remain in effect until the death of the insureds, the Company will be entitled to receive death benefit proceeds of no less than $33.5 million representing the $25.3 million of aggregate premiums paid by the Company as well as the $8.2 million of aggregate premiums paid by the Trusts.

Based on these projections, the total economic pre-tax cost to the Company (which includes the projected cost of capital net of the income resulting from the Company’s expected future receipt of the $8.2 million of premiums paid by the Trusts) would be $11.3 million over the life expectancies of the insureds. During each of 2014 and 2013, the Company paid approximately $1.3 million in premium payments. The Company expects to expend between $500,000 and $1.3 million during each of the next ten years and lesser amounts thereafter. All of the Company’s premium payments (as well as the Trusts’) are expected to be repaid to the Company utilizing the death benefit proceeds. The Company recorded net after-tax income of $156,000 during 2014, $86,000 during 2013 and $32,000 during 2012, in connection with the present value computations related to the Company’s projected premium funding commitment over the terms of the policies and the projected death benefit proceeds due to the Company in the future, as discussed above.

The Compensation Committee has determined to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive. In determining the total compensation payable to our named executive officers, for a given fiscal year, the Compensation Committee considers such fringe benefits and perquisites. However, with the exception of the above-mentioned split dollar life insurance agreements related to Mr. Alan B. Miller, given the fact that such other fringe benefits and perquisites, which are available to our named executive officers, represent a relatively insignificant portion of their total compensation, they do not materially influence the decisions made by the Compensation Committee with respect to other elements of each individual’s total compensation. For a further description of the fringe benefits and perquisites received by our named executive officers during 2014, please refer to the All Other Compensation table included in this Proxy Statement.

Rewards/Compensation Risk Analysis:    As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The review found that there were no excessive risks encouraged by the Company’s reward programs and the rewards programs do not produce payments that have a material impact on the financial performance of the organization. Approximately 425 employees (including the named executive officers) of our 48,700 full-time employees (comprising 0.9% of our full-time employees) have incentive plans that entitle those individuals to larger bonus awards if profitability increases. However, although the plans are based on profitability, the bonus awards for these employees are capped at specific award levels (typically at 125% or less of base salary). Therefore, should our profitability increase, even by significant amounts, we do not believe the additional aggregate bonus awards would have a material unfavorable impact on our future results of operations.

Tax Considerations

Our chief executive officer, our chief financial officer and the next three most highly compensated officers are referred to herein as the named executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our named executive officers with the exception of our chief financial officer. However, performance-based compensation that meets certain requirements is excluded from this $1 million limitation.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to us and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible.

The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The portion of Mr. Alan Miller’s 2014 base salary exceeding $1 million will not be deductible by virtue of Section 162(m) of the Code.

Summary

The foregoing discussion describes the compensation objectives and policies that were utilized with respect to our named executive officers during 2014 and 2015. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robert H. Hotz

Lawrence S. Gibbs

John H. Herrell

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed of Robert H. Hotz, Lawrence S. Gibbs and John H. Herrell. All the members of the Compensation Committee are independent directors and no member has ever been one of our officers or employees or had a relationship with us that required disclosure.

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information for our Chief Executive Officer, our Chief Financial Officer and the other most highly compensated executive officers for services rendered to UHS and its subsidiaries during the past three fiscal years. We refer to these officers collectively as our named executive officers:

Name and principal position	Year	Salary ($)	Bonus ($)		Grant Date Fair Value Stock Awards ($)		Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation (3.) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (4.) ($)	All other compen- sation (6.) ($)	Total ($)
Alan B. Miller, Chairman of the Board and Chief Executive Officer	2014	$1,537,560	$0		1,500,004	(1).	$10,098,440	$3,843,900	$48,748	$1,396,923	$18,425,575
	2013	1,500,058	0		0		7,846,233	2,310,089	79,913	1,414,824	13,151,117
	2012	1,428,055	0		1,999,993	(1.)	6,322,853	385,575	34,701	1,497,268	11,668,445
Marc D. Miller, President and Director	2014	$666,692	$0		$0		$1,540,440	$1,083,375	$98,957	$14,189	$3,403,653
	2013	644,692	0		0		1,196,883	645,337	30,960	421	2,518,293
	2012	615,024	0		0		964,503	107,937	192,018	476	1,879,958
Steve G. Filton, Senior Vice President, Chief Financial Officer and Secretary	2014	$546,321	$0		$0		$1,198,120	$682,901	$32,993	$17,293	$2,477,628
	2013	525,320	0		0		930,909	404,496	25,358	8,542	1,894,625
	2012	507,519	0		0		750,169	68,515	70,250	8,392	1,404,845
Debra K. Osteen, Senior Vice President and President, Behavioral Health Division	2014	$601,023	$0		$0		$1,198,120	$413,203	$26,616	$16,965	$2,255,927
	2013	583,517	0		0		930,909	331,146	21,337	8,510	1,875,419
	2012	566,522	0		0		750,169	444,012	69,102	7,939	1,837,744
Marvin G. Pember, Senior Vice President and President, Acute Care Division	2014	$581,823	$0		$0		$855,800	$618,187	$0	$17,547	$2,073,357
	2013	575,022	1,000,000	(5.)	0		664,935	110,692	0	8,971	2,359,620
	2012	575,022	1,000,000	(5.)	0		535,835	19,407	0	596,853	2,727,117

(1.)	Represents the grant date fair value of award made during 2014 and 2012 under the 2010 Employees’ Restricted Stock Purchase Plan (the “2010 Plan”). The 2014 award is scheduled to vest ratably over a four-year period. The 2012 award vested as follows: 50% at the first anniversary of the grant date and 25% on each of the second and third anniversaries of the grant date. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

(2.)	Represents grant date fair value for awards made pursuant to our Amended and Restated 2005 Stock Incentive Plan. For the assumptions used for the fair value valuations, please refer to Note 5—Common Stock, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012.

(3.)	Reflects the dollar value of annual bonuses earned during each of the last three years pursuant to the terms of our Executive Incentive Plan as approved by our Compensation Committee on March 18, 2015 (for 2014), March 26, 2014 (for 2013) and on April 19, 2013 (for 2012). As a percentage of each individual’s annual base salary, the bonus amounts earned were as follows: Alan B. Miller 250% in 2014, 154% in 2013 and 27% in 2012; Marc D. Miller 163% in 2014, 100% in 2013 and 18% in 2012; Steve G. Filton 125% in 2014, 77% in 2013 and 14% in 2012; Debra K. Osteen 69% in 2014, 57% in 2013 and 78% in 2012, and; Marvin G. Pember 106% in 2014, 19% in 2013 and 3% in 2012.

(4.)	These amounts represent the aggregate change in the present value that accrued for each named executive in 2014, 2013 and 2012 under the UHS Executive Retirement Plan. The amounts in this column do not reflect compensation deferrals pursuant to our Nonqualified Deferred Compensation Plan since there are no contributions or benefits provide by us in connection with the plan.

(5.)	The two $1 million supplemental cash compensation payments for Mr. Marvin Pember were paid in August, 2012 and 2013, the first and second anniversary dates of his employment, respectively. These supplemental compensation payments were intended to compensate Mr. Pember for a deferred compensation arrangement with his previous employer that he forfeited upon resignation.

(6.)	Components of All Other Compensation are as follows:

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($) (1.)	Tax Reimbur- sements ($) (2.)	Insurance Premiums ($) (3.)	Company Contributions to Retirement and 401(k) Plans ($)	Dividends Paid on Unvested Stock	Total ($)
Alan B. Miller	2014	$45,004	$0	$1,334,303	$7,800	$9,816	$1,396,923
	2013	47,846	0	1,351,442	7,650	7,886	1,414,824
	2012	45,172	0	1,380,800	7,500	63,796	1,497,268

Marc D. Miller	2014	$692	$0	$5,697	$7,800	$0	$14,189
	2013	421	0	0	0	0	421
	2012	476	0	0	0	0	476

Steve G. Filton	2014	$0	$0	$9,493	$7,800	$0	$17,293
	2013	0	0	892	7,650	0	8,542
	2012	0	0	892	7,500	0	8,392

Debra K. Osteen	2014	$0	$0	$9,165	$7,800	$0	$16,965
	2013	421	0	439	7,650	0	8,510
	2012	0	0	439	7,500	0	7,939

Marvin G. Pember	2014	$900	$0	$8,847	$7,800	$0	$17,547
	2013	1,321	0	0	7,650	0	8,971
	2012	357,855	231,498	0	7,500	0	596,853

(1.)	2014:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $14,075 for payment of country club dues; (iii) $2,686 for accounting services; (iv) $2,545 for maintenance on personal residence; (v) $167 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $231 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of $692 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of a $900 cell phone stipend.

2013:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $12,025 for payment of country club dues; (iii) $2,866 for accounting services; (iv) $3,948 for maintenance on personal residence; (v) $3,286 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $421 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller and Ms. Debra K. Osteen consists of $421 each for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of: (i) $421 for sporting event tickets paid for by us, and; (ii) $900 cell phone stipend.

2012:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $11,497 for payment of country club dues; (iii) $2,336 for accounting services; (iv) $3,870 for maintenance on personal residence; (v) $1,693 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $476 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of the following: (i) $27,073 (after-tax) of relocation expenses paid by us; (ii) $1,085 of non-taxable relocation expenses paid by us; (iii) $328,797 (after-tax) of a one-time, relocation-related payment to compensate Mr. Pember for the excess of his cost basis over the fair-market value of the real property of his former personal residence located in Indiana, which we agreed to purchase in June, 2012 in connection with the commencement of Mr. Pember’s employment with us (the property was subsequently sold by us to an unrelated third-party in January, 2013), and; (iv) $900 cell phone stipend.

(2.)	Amounts consist of reimbursement for income taxes incurred by Mr. Pember as follows:

2012: (i) $6,765 in connection with Mr. Pember’s relocation expenses paid by us, and; (ii) $224,733 in connection with taxable income earned by Mr. Pember in connection with our purchase of the real property of his former personal residence located in Indiana, as discussed above.

(3.)	Effective January 1, 2014, we purchased new individual long term disability policies for some of our employees, which include policies for our named executive officers. Additionally, beginning in 2014, we are providing long term disability insurance to all of our covered employees as an additional benefit to our employees. Amounts for Mr. Marc D. Miller and Mr. Marvin Pember consist of the 2014 combined premiums paid pursuant to these new policies of $5,697 and $8,847, respectively.

Amounts for Mr. Filton consist of: $7,842 in 2014 for premiums paid by us in connection with the new individual long term disability insurance mention above, and $1,651 in 2014 and $892 in each of 2013 and 2012 for premiums paid pursuant to other additional long term disability insurance coverage.

Amounts for Ms. Osteen consist of: $7,967 in 2014 for premiums paid by us in connection with the new individual long term disability insurance mention above, and $1,198 in 2014 and $439 in each of 2013 and 2012 for premiums paid pursuant to other additional long term disability insurance coverage.

Amounts for Mr. Alan B. Miller consist of: (i) $1,322,392 in 2014, $1,344,683 in 2013 and $1,374,041 in 2012, of premium payments made in connection with split-dollar-life insurance agreements, as discussed in Split Dollar Life Insurance Agreement, included herein; (ii) $4,393 in 2014 of premiums paid in connection with the new individual long term disability insurance mentioned above, and; (iii) $7,518 in 2014 and $6,759 in each of 2013 and 2012, of premiums paid by us in connection with other long-term disability insurance coverage.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2014 to our named executive officers.

Name	Approval / Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1.)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3.) (#)	All Other Option Awards: Number of Securities Underlying Options (4.) (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (5.) ($)	Closing Price on Grant Date ($ / Sh)
		Threshold ($) (2.)	Target ($) (2.)	Maximum ($) (2.)	Threshold ($)	Target ($)	Maximum ($)
Alan B. Miller	3/26/2014	$76,878	$1,537,560	$3,843,900
	3/26/2014							19,189			$1,500,004	$78.17
	3/26/2014							—	590,000	$78.17	$10,098,440	$78.17

Marc D. Miller	3/26/2014	$21,667	$433,350	$1,083,375
	3/26/2014							—	90,000	$78.17	$1,540,440	$78.17

Steve G. Filton	3/26/2014	$13,658	$273,161	$682,901
	3/26/2014							—	70,000	$78.17	$1,198,120	$78.17

Debra K. Osteen	3/26/2014	$3,756	$187,820	$638,587
	3/26/2014							—	70,000	$78.17	$1,198,120	$78.17

Marvin G. Pember	3/26/2014	$3,636	$181,820	$618,187
	3/26/2014							—	50,000	$78.17	$855,800	$78.17

(1.)	Pursuant to the Executive Incentive Plan and the formula approved by the Compensation Committee, each named executive officer is entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on our achievement of certain corporate and divisional performance criteria. As discussed in the Compensation Discussion and Analysis, with respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their 2014 annual incentive bonus was determined using certain corporate performance criteria, and with respect to Ms. Osteen and Mr. Pember, their 2014 annual incentive bonus was determined utilizing: (i) 25% of their annual salary based upon the achievement of certain corporate performance criteria, and; (ii) 75% of their annual salary based upon the achievement of certain divisional income targets.

(2.)	Estimates calculated based upon 2014 salaries.

(3.)	Restricted shares of Class B Common Stock issued under the Company’s 2010 Employees’ Restricted Stock Purchase Plan.

(4.)	Stock option awards issued on March 26, 2014 were issued under our Amended and Restated 2005 Stock Incentive Plan.

(5.)	Represents the full grant date fair value for the stock awards and option awards, calculated in accordance with ASC 718 as described in our Form 10-K for the year ended December 31, 2014.

Chief Executive Officer Employment Agreement

As discussed in the Compensation Discussion and Analysis, unlike our other named executive officers, Mr. Alan Miller’s compensation is determined in large part by the terms of his employment agreement. Mr. Miller’s base salary, minimum annual bonus and certain perquisites are determined under his employment agreement. On July 24, 2013, we entered into an employment agreement with Alan B. Miller (effective July 1, 2013) that provides that Mr. Miller will continue to serve as Chief Executive Officer and Chairman of our Board of Directors through December 31, 2017, and subject further to automatic annual renewal for one additional year unless either party elects otherwise.

Mr. Alan Miller participates in benefit plans and programs that are made available to other employees and he receives certain executive perquisites, including, but not limited to, split dollar life insurance benefits, payment of certain automobile costs, payment of country club dues, tax and accounting services, use of a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Alan Miller of the incremental costs incurred at market rates, and such other fringe benefits as the Compensation Committee of our Board of Directors may determine (as discussed in the Compensation Discussion and Analysis).

Mr. Alan Miller’s salary as our Chief Executive Officer will be $1,568,250 for 2015 which is a 2.0% increase over his 2014 salary. Mr. Miller is also entitled to an annual bonus opportunity target equal to 100% of his salary. The amount of the annual bonus for any year may be more or less than the target amount and will be determined by the Board of Directors in accordance with pre-established performance measures.

In addition to the stock options and/or restricted stock granted to Mr. Alan Miller during the years discussed above in the Compensation Discussion and Analysis-Restricted Stock Awards and Stock Options, he was also eligible to receive awards under our long-term incentive plan(s), including shares of restricted stock.

For a further description of the employment agreement, please refer to the Potential Payments Upon Termination or Change-in-Control section below. For a further description of the compensation setting process with respect to Mr. Miller, please refer to the Compensation Discussion and Analysis section above.

Chief Executive Officer Restricted Stock Grants in 2015, 2014 and 2012

Pursuant to Mr. Alan Miller’s employment agreement, in March, 2015, the Compensation Committee approved the issuance of 12,789 restricted shares of our Class B Common Stock to Mr. Alan Miller (market value of $1.5 million on the date of grant). These restricted shares were issued pursuant to the 2010 Employees’ Restricted Stock Purchase Plan and have a vesting schedule of 25% on each of the first, second, third and fourth anniversaries of the grant date. The forfeiture of these shares prior to the vesting dates are determined pursuant to the terms set forth in the Restricted Stock Purchase Agreement.

Pursuant to Mr. Alan Miller’s employment agreement, in March, 2014, the Compensation Committee approved the issuance of 19,189 restricted shares of our Class B Common Stock to Mr. Alan Miller (market value of $1.5 million on the date of grant). These restricted shares were issued pursuant to the 2010 Employees’

Restricted Stock Purchase Plan and have a vesting schedule of 25% on each of the first, second, third and fourth anniversaries of the grant date. Pursuant to the terms of the grant, 25%, or 4,797 shares of restricted stock vested on March 26, 2015. The forfeiture of these shares prior to the vesting dates are determined pursuant to the terms set forth in the Restricted Stock Purchase Agreement.

In January, 2012, drawing upon data provided by and discussed with Pay Governance, LLC in December, 2011 the Compensation Committee approved the issuance of 54,127 restricted shares of our Class B Common Stock to Mr. Alan Miller (market value of $2.0 million on the date of grant) pursuant to the 2010 Employees’ Restricted Stock Purchase Plan. These restricted shares have a vesting schedule of 50% on the first anniversary date of the award, and 25% on each of the second and third anniversary dates of the grant date. Pursuant to the terms of the grant, 50%, or 27,063 shares of restricted stock vested on January 18, 2013 and 25%, or 13,532 shares of restricted stock vested on each of January 18, 2014 and 2015. In determining this stock-based incentive award, the Committee reviewed data prepared by Pay Governance, LLC that provided compensation data for comparable positions in other companies within the healthcare industry as well as certain other similar-sized companies in other industries. The review included base salary, short-term cash incentive compensation and long-term, stock-based compensation. This data was considered in determining Mr. Miller’s 2012 compensation that primarily includes base salary, cash incentive compensation (based upon the achievement of specific bonus formula) and stock-based compensation included stock options and restricted stock.

The restricted stock awarded to Mr. Miller did not impact decisions regarding other elements of Mr. Miller’s compensation package.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2014.

Name	Option Awards (1.)					Stock Awards (2.)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3.)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Alan B. Miller
						32,721	$3,640,538	0	0
	442,500	147,500	0	$43.67	01/18/2016	0	0	0	0
	295,000	295,000	0	$36.95	01/17/2017	0	0	0	0
	147,500	442,500	0	$53.38	01/15/2018	0	0	0	0
	0	590,000	0	$78.17	03/25/2019	0	0	0	0

Marc D. Miller	22,500	22,500	0	$43.67	01/18/2016	0	0	0	0
	22,500	45,000	0	$36.95	01/17/2017	0	0	0	0
	22,500	67,500	0	$53.38	01/15/2018	0	0	0	0
	0	90,000	0	$78.17	03/25/2019	0	0	0	0

Steve G. Filton	52,500	17,500	0	$43.67	01/18/2016	0	0	0	0
	35,000	35,000	0	$36.95	01/17/2017	0	0	0	0
	17,500	52,500	0	$53.38	01/15/2018	0	0	0	0
	0	70,000	0	$78.17	03/25/2019	0	0	0	0

Debra K. Osteen
	17,500	17,500	0	$43.67	01/18/2016	0	0	0	0
	0	35,000	0	$36.95	01/17/2017	0	0	0	0
	17,500	52,500	0	$53.38	01/15/2018	0	0	0	0
	0	70,000	0	$78.17	03/25/2019	0	0	0	0

Marvin G. Pember	7,500	7,500	0	$38.12	08/10/2016	0	0	0	0
	0	25,000	0	$36.95	01/17/2017	0	0	0	0
	0	37,500	0	$53.38	01/15/2018	0	0	0	0
	0	50,000	0	$78.17	03/25/2019	0	0	0	0

1.	Stock option awards. All of the stock options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant. The applicable grant dates for the options indicated above are set forth below:

•	On January 19, 2011, stock options were granted with an exercise price of $43.67.

•	On August 11, 2011, stock options were granted with an exercise price of $38.12.

•	On January 18, 2012, stock options were granted with an exercise price of $36.95.

•	On January 16, 2013, stock options were granted with an exercise price of $53.38.

•	On March 26, 2014, stock options were granted with an exercise price of $78.17.

2.	Restricted Stock Awards. The outstanding restricted stock awards for Mr. Alan B. Miller are scheduled to vest as follows:

•	13,532 shares on January 18, 2015; 4,797 shares on March 26, 2015; 4,797 shares on March 26, 2016; 4,797 shares on March 26, 2017, and; 4,798 shares on March 26, 2018.

3.	Based on the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2014 of $111.26 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1.)	Value Realized on Vesting ($)
Alan B. Miller	590,000	$35,045,200	12,368	$1,054,743
			13,532	$1,154,009

Marc D. Miller	22,500	$1,233,450

Steve G. Filton	70,000	$4,315,500

Debra K. Osteen	17,500	$959,000
	35,000	$1,955,800

Marvin Pember	7,500	$351,150
	12,500	$599,875
	12,500	$394,500

(1.)	Restricted stock vested as follows:

•	On January 18, 2014, 13,532 shares of restricted stock vested for Mr. Alan B Miller.

•	On January 20, 2014, 12,368 shares of restricted stock vested for Mr. Alan B Miller.

PENSION BENEFITS

The following table provides information about pension benefits pursuant to our Executive Retirement Plan for our named executive officers.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1.)	Payments During Last Fiscal Year ($)
Alan B. Miller	36	$2,000,676	0
Marc D. Miller	20	$727,841	0
Steve G. Filton	29	$692,295	0
Debra K. Osteen	30	$759,187	0
Marvin G. Pember	N/A	$0	0

(1.)	4% discount rate applied.

In October 1993, the Board of Directors adopted the Executive Retirement Income Plan pursuant to which certain management or other highly compensated employees designated by the Board of Directors who have completed at least 10 years of active employment with us may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the plan before 2008) or age 65 (applicable to participants added to the plan after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us.

Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. Under certain circumstances, the participant may be entitled to elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. If an employee ceases employment with us prior to the applicable retirement age, or an employee has not completed at least 10 years of active employment with us, no retirement income will be payable to the employee unless the Board of Directors determines otherwise.

For Mr. Alan Miller the aggregate benefit payable (for the 60 months in which the participant receives benefits) assuming retirement as of December 31, 2014 amounted to approximately $2.2 million. As of December 31, 2014, the projected aggregate benefit payable for each of Steve G. Filton, Debra K. Osteen and Marc D. Miller were approximately $925,000, $950,000 and $1.6 million, respectively, based upon the following assumptions: (i) each participant will retire at the age of 62, and; (ii) annual salary increases of 3% are provided until the age of 62 is attained.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information about our Deferred Compensation Plan for our named executive officers.

Name	Executive Contributions in Last Fiscal Year ($) (1.)	Registrant Contributions in Last Fiscal Year ($) (2.)	Aggregate Earnings in Last Fiscal Year ($) (2.)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
Alan B. Miller	$25,000	$0	$69,893	$0	$1,397,476
Marc D. Miller	$0	$0	$5,149	$0	$46,462
Steve G. Filton	$0	$0	$0	$0	$0
Debra K. Osteen	$0	$0	$0	$0	$0
Marvin G. Pember	$100,000	$0	$16,335	$0	$327,253

(1.)	Amounts included in “salary” in the Summary Compensation Table.

(2.)	Amounts shown are not reported as compensation in the Summary Compensation Table.

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A provides that eligible employees may elect to convert and defer a portion of their base salary and bonus award into investment options in lieu of receiving cash. An “eligible employee” under the Deferred Compensation Plan is: (i) an employee whose base compensation for 2014 is expected to be $115,000 or higher and has been approved by our Chief Executive Officer, or; (ii) any other employee who has been approved by our Chief Executive Officer. The base compensation threshold is adjusted annually for cost-of-living increases.

Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is $2,000. No more than 25% of an employee’s base salary or 50% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity). Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees.

Our obligations under the Deferred Compensation Plan in connection with an employee’s retirement account are payable, beginning at retirement at age 55 and 10 years of service, in equal installments over a ten year period; except that an employee may make a distribution election to receive the balance of the participant’s retirement account in either a single one lump sum or equal annual or less frequent installments over a period not to exceed ten years. An employee will receive a lump sum distribution as a result of termination of employment for other than retirement, death or disability. An employee may change his distribution elections by making new distribution elections at least 12 months prior to the date on which such payment was otherwise scheduled to be made and must be delayed until a date that is at least five years after the date the distribution was previously scheduled to begin.

Our obligations under the Deferred Compensation Plan in connection with an employee’s scheduled distribution are payable in a lump sum or installments of two to ten years, commencing on the date indicated by the employee. If the employee’s employment is terminated prior to the distribution of obligations in accordance with a scheduled distribution then the amounts credited to such accounts will be transferred to the employee’s retirement account and distributed in accordance with the employee’s distribution election for that account.

If an employee experiences a financial hardship that is the result of an “unforeseeable emergency,” as defined under the Deferred Compensation Plan, he or she may apply to the administrator of the Deferred Compensation Plan for an emergency withdrawal against his or her accounts. Such an emergency withdrawal may be allowed at the discretion of the administrator, in which case the employee’s account will be reduced accordingly.

Executive Retirement Income Plan

For a description of the Executive Retirement Income Plan and potential payments thereunder, please refer to the Pension Benefits Table and the related narrative discussion included in this Proxy Statement.

Split-Dollar Life Insurance Agreements:

See Split-Dollar Life Insurance Agreements as included above in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

Mr. Alan Miller’s employment agreement dated July 24, 2013, provides that Mr. Alan Miller will continue to serve as Chief Executive Officer and Chairman of our Board of Directors through December 31, 2017, subject to automatic annual renewal for one additional year unless either party elects otherwise. The agreement also contemplates that Mr. Alan Miller will remain as Executive Chairman of our Board of Directors during the term of his CEO employment. The employment agreement also contains customary non-disparagement, non-solicitation and non-competition provisions.

In general, Mr. Alan Miller’s long-term incentive awards granted pursuant to his employment agreement will become fully vested upon termination of his employment other than by us for “cause” or voluntarily by Mr. Alan Miller before the end of the applicable term (under circumstances not involving a breach of the employment agreement by us).

If Mr. Alan Miller’s employment is terminated for “cause”, as defined in the employment agreement, he will be entitled to any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to the date of such discharge.

If Mr. Alan Miller’s employment as Chief Executive Officer is terminated due to his disability, Mr. Alan Miller shall be paid a pro rata portion of the annual bonus which would otherwise have been payable for the year in which his employment terminates, plus an amount equal to one-half of Mr. Alan Miller’s base salary, payable in twelve equal monthly installments. If Mr. Alan Miller’s employment or service terminates due to his death, Mr. Alan Miller’s beneficiary shall receive a pro rata portion of the annual bonus which would otherwise have been payable to Mr. Alan Miller for the year of his death.

If Mr. Miller terminates his employment or other service under the employment agreement because of a material change in the duties of his office or any other breach by us of our obligations, or in the event of the termination of Mr. Alan Miller’s employment by us without cause or otherwise in breach of the employment agreement, Mr. Alan Miller will generally continue to receive all of the cash compensation, benefits and minimum long term incentive compensation set forth in the employment agreement as if his employment or service had not terminated, and the vesting of his long-term incentive plan awards will accelerate.

The following table provides quantitative disclosure of the estimated payments that would be made to Mr. Alan Miller under his employment agreement as of December 31, 2014, the last business day of our fiscal 2014, assuming that the employment agreement would have been in effect at that time:

	Cash Severance Payment ($)		Perquisites/ Benefits ($)		Vesting Acceleration of Previously Granted Stock Based Awards ($) (e.)	Continuation of Restricted Stock Awards ($)		Total Termination Benefits ($)
Alan B. Miller
Termination by Us for “Cause”	$0		$0		$0	$0		$0
Termination Due to Mr. Alan Miller’s Disability	$1,568,250	(a.)	$0		$22,857,367	$0		$24,425,617
Termination Due to Mr. Alan Miller’s Death	$0		$0		$22,857,367	$0		$22,857,367
Termination by Mr. Alan Miller for “Breach by the Company” or Termination by the Company Without Cause	$9,598,945	(b.)	$4,162,706	(c.)	$22,857,367	$4,500,000	(d.)	$41,119,018

(a.)	Based upon 50% of the targeted 2015 non-equity incentive plan bonus award and 50% (6 months) of Mr. Alan Miller’s 2015 base salary.

(b.)	Assumes (i) continuation of all cash compensation through 2017; (ii) annual base salary increase of 2.0% through 2017, and; (iii) an annual bonus award equal to 100% of his estimated base salary through 2017, which assumes the achievement of the bonus opportunity target set forth under Mr. Alan Miller’s employment agreement.

(c.)	Assumes (i) continuation of all entitled perquisites through 2017; (ii) continuation of insurance premiums in connection with long-term disability, our 401(k) match and charges all of which were based upon the actual 2014 amounts. Additionally, assumes premiums due in connection with split-dollar life insurance agreements through 2017. Please see the Summary Compensation and the All Other Compensation table included herein.

(d.)	Assumes continuation of minimum long-term incentive compensation through 2017.

(e.)	Represents grant date fair value of unvested awards as of December 31, 2014. The full grant date fair values of these awards were also included in the Summary Compensation Table in the year of original grant.

2014 DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our Non-Employee Directors for 2014.

Name	Fees Earned or Paid in Cash ($)	Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John H. Herrell	$63,000	$0	$256,740	$0	$0	$319,740
Robert H. Hotz	$66,500	$0	$256,740	$0	$0	$323,240
Eileen C. McDonnell	$53,500	$0	$256,740	$0	$0	$310,240
Anthony Pantaleoni	$41,000	$0	$256,740	$0	$0	$297,740
Lawrence S. Gibbs	$55,500	$0	$256,740	$0	$0	$312,240

(1.)	There were no restricted stock awards made to our non-employee directors during 2014.

(2.)	Each non-employee director received 15,000 stock options on March 26, 2014, which had a grant date fair value of $256,740. In addition, on March 18, 2015, each of the members of the board of directors reflected above received 15,000 stock options.

As of December 31, 2014 the following stock options were outstanding for each director:

John H. Herrell	37,500
Robert H. Hotz	37,500
Eileen C. McDonnell	15,000
Anthony Pantaleoni	37,500
Lawrence S. Gibbs	33,750

Cash Compensation.    During 2014, all active non-employee directors received an annual retainer of $40,000 for service on the Board of Directors. Additionally, during 2014, John H. Herrell, Chairperson of the Audit Committee received an annual retainer of $10,000 for his services in that capacity and Eileen C. McDonnell, Lawrence S. Gibbs and Robert H. Hotz, members of the Audit Committee, each received an annual retainer of $2,500. Also, during 2014, Robert H. Hotz, received $5,000 for his services as Chairperson of the Compensation Committee and an additional $5,000 for his services as Chairperson of the Nominating & Governance Committee. Each non-employee director also was paid a $1,000 meeting fee for participation in each committee meeting in excess of 30 minutes. Meeting fees paid during 2014 were as follows: Robert H. Hotz was paid $14,000, Eileen C. McDonnell was paid $11,000, John H. Herrell was paid $13,000, Lawrence S. Gibbs was paid $13,000 and Anthony Pantaleoni was paid $1,000.

During 2015, we anticipate that each active non-employee director will receive an annual retainer of $40,000 for service on the Board of Directors. Additionally, during 2015, John H. Herrell, Chairperson of the Audit Committee, will receive an annual retainer of $10,000 for his service in that capacity and members of the Audit Committee will receive an annual retainer of $2,500 each. Also during 2015, Robert H. Hotz, Chairperson of the Compensation Committee and Chairperson of the Nominating & Governance Committee, will receive annual retainers of $5,000 each for his services in the respective capacities. Each non-employee director will be paid a meeting fee of $1,000 for participation in each committee meeting in excess of 30 minutes. All retainers and meeting fees will be paid in cash.

Stock Option Awards.    On March 26, 2014, all non-employee directors received an option to purchase 15,000 shares of our Class B Common Stock at an exercise price of $78.17 per share. These options have a fair value of $17.12 per share. These stock options were granted under our Second Amended and Restated 2005 Stock Incentive Plan, vest ratably over four years and expire on the fifth anniversary of the grant date. Additionally, on March 18, 2015, all non-employee directors received an option to purchase 15,000 shares of our Class B Common Stock at an exercise price of $117.29 per share. These stock options were granted under our Second Amended and Restated 2005 Stock Incentive Plan, vest ratably over four years and expire on the fifth anniversary of the grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2014 and written representations from our executive officers and directors, we believe that during the 2014 fiscal year, the officers, directors and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements, with the following exception:

On December 5, 2014, Alan B. Miller exercised 50,000 stock options which resulted in an issuance of 19,448 net shares of Class B Common Stock. He also sold 33,228 shares of Class B Common Stock. These transactions were subsequently reported on a Form 4 filed by Alan B. Miller on December 10, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Marc D. Miller, a member of our Board of Directors and President of the Company, is the son of Alan B. Miller, our CEO. Marc D. Miller is a named executive officer and therefore the salary and other compensation arrangements between us and Marc D. Miller are disclosed and described throughout this Proxy Statement.

Anthony Pantaleoni, a member of our Board of Directors and a member of the Executive Committee is Of Counsel to Norton Rose Fulbright US LLP, the law firm we use as outside corporate counsel. This law firm also provides personal legal services to our Chief Executive Officer. Mr. Pantaleoni is also the trustee of certain trusts for the benefit of the Chief Executive Officer and his family.

Pursuant to our Code of Business Conduct and Corporate Standards, all employees, officers and directors of the Company and its subsidiaries are prohibited from engaging in any relationship or financial interest which is a conflict of interest with, or which interferes or has the potential to interfere with, the interests of the Company or any of its subsidiaries or facilities. In addition, all employees, officers and directors of the Company and its subsidiaries are required to disclose to our compliance officer any financial interest or ownership interest or any other relationship that he or she (or a member of his or her immediate family) has with customers, vendors, or competitors of the Company or any of its subsidiaries or facilities. James Caponi is currently our Chief Compliance Officer.

All employees, officers and directors of the Company and its subsidiaries are prohibited from entering into a related party transaction with the Company without the prior approval of our compliance officer. Any request for the Company to enter into a transaction with an employee, officer or director or any of such persons’ immediate family members must first be presented to our compliance officer for review, consideration and approval. In approving or rejecting the proposed agreement, our compliance officer will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Our compliance officer shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by our compliance officer.

Except as otherwise disclosed in this Proxy Statement, since the beginning of the Company’s last fiscal year, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any employee, executive officer or director, holder of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Please see “Corporate Governance—Director Independence” for additional information on the independence of our directors.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that four of its seven current members (John H. Herrell, Robert H. Hotz, Lawrence S. Gibbs and Eileen C. McDonnell) are independent directors under the applicable rules and regulations of the SEC and the New York Stock Exchange listing standards.

In determining independence, the Board of Directors affirmatively determines each year whether directors have any material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Directors has concluded that no material relationship exists between us and any of our independent directors, other than each such person’s position as one of our directors.

We are eligible to be treated as a controlled company under New York Stock Exchange Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which is entitled to elect 80% of the entire Board of Directors and constitutes more than 50% of our aggregate voting power. New York Stock Exchange Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. We have elected to avail ourselves of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. We currently intend to have a majority of independent directors on our Board of Directors and all independent directors on our Audit Committee, Compensation Committee and Nominating & Governance Committee.

Meetings of the Board of Directors

Regular meetings of the Board of Directors are generally held every other month, while special meetings are called when necessary. Before each Board of Directors or committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2014, there were six Board of Directors meetings and all active directors participated in 100% of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees of the Board of Directors on which they served. Directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the 2014 Annual Meeting of Stockholders.

Our Corporate Governance Guidelines provide that the Board of Directors shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board of Directors, executive sessions where non-management directors (i.e., directors who are not our officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). John H. Herrell is the presiding director who presides over the executive sessions of the non-management directors. Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board of Directors as a group by writing to that person or group at Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406.

Board Leadership Structure and Board of Directors

Mr. Alan B. Miller serves as both the Company’s Chairman of the Board and Chief Executive Officer. John H. Herrell is the presiding director who presides over the executive sessions of the non-management directors. The Company believes this structure allows all of the non-management directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Director should serve as a Director of the Company, in light of the Company’s business and structure, are as follows:

Alan B. Miller has been a Director of the Company since 1978. Mr. Alan Miller has been the Company’s Chairman of the Board and Chief Executive Officer since 1978, when he founded the Company, and previously served as the Company’s President until May 2009. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Mr. Alan Miller is a Trustee of Universal Health Realty Income Trust. He was a Director of Penn Mutual Life Insurance Company from 1994 until February 2013. Mr. Alan Miller oversees all of the Company’s businesses, its operations, development and overall strategy. As a result of his many years of service, Mr. Miller provides expertise on the hospital management industry.

Marc D. Miller has been a Director of the Company since 2006. He was appointed President in May 2009, has been Co-Head of the Company’s Acute Care Division since 2007 and previously served as the Company’s Senior Vice President from 2007 to May 2009 and the Company’s Vice President from January 2005 to May 2009. Mr. Marc Miller has been Vice-President of the Company’s Acute Care Division since August 2004. He has been Assistant Vice President of the Company and Group Director of the Acute Care Division, Eastern Region since June 2003. He was CEO/Managing Director at Central Montgomery Medical Center from February 2002 to May 2003, Chief Operating Officer at Wellington Regional Medical Center from October 2000 to February 2002, and Assistant Administrator at The George Washington University Hospital from August 1999 to October 2000. Mr. Marc Miller provides expertise on the hospital management industry.

Anthony Pantaleoni has been a Director of the Company since 1982. He is Of Counsel to the law firm of Norton Rose Fulbright US LLP and he was a partner from 1970 to 2000. His corporate representation has involved a variety of complex transactions, including mergers, acquisitions, joint ventures, leveraged buyouts, exchange offers and corporate restructurings. Additionally, he has had substantial experience in public offerings and private placements of securities, having represented both issuers and investment banking firms in these transactions. Clients represented by Mr. Pantaleoni have included a wide variety of companies, such as a supplier of products that analyze medical health costs. Mr. Pantaleoni provides expertise on legal matters.

Robert H. Hotz has been a Director of the Company since 1991. He is Senior Managing Director, Global Co-Head of Corporate Finance and Co-Chairman of Houlihan Lokey Howard & Zukin. He has also been a member of the Board of Directors and Operating Committee of Houlihan Lokey Howard & Zukin since June 2002. Mr. Hotz is Chairman of the Board of Directors of Pep Boys–Manny, Moe & Jack, and was former Senior Vice Chairman, Investment Banking for the Americas, of UBS LLC. Mr. Hotz provides expertise on financial and strategic advisory matters.

John H. Herrell has been a Director of the Company since 1993. He was the former Chief Administrative Officer of the Mayo Foundation from 1993 through 2002. Mr. Herrell was the Chief Financial Officer of the Mayo Foundation from 1984 until 1993 and held various other capacities since 1968. Mr. Herrell provides expertise on health care companies and financial matters.

Lawrence S. Gibbs has been a Director of the Company since 2011. He has been a Managing Partner at Cannonball Trading, LLC since July 2014. Previously Mr. Gibbs was a Macro Portfolio Manager at Ramius LLC from March 2010 to July 2014. Prior thereto, he was a Portfolio Manager at Millennium Partners LLC from February 2009 to March 2010. Mr. Gibbs was a Portfolio Manager, Chief Investment Office at JP Morgan Chase Bank N.A. from 2006 to 2009. Mr. Gibbs provides expertise on corporate finance and investment matters.

Eileen C. McDonnell was appointed a Director of the Company in April, 2013. Ms. McDonnell currently serves as Chairman, President and Chief Executive Officer of The Penn Mutual Life Insurance Company. She joined Penn Mutual in 2008 and previously served as President of the company. Ms. McDonnell was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company. Ms. McDonnell also serves on the Board of Managers of Janney Montgomery Scott LLC, a wholly owned subsidiary of Penn Mutual. In 2012, Ms. McDonnell was named Chairman of the Insurance Federation of Pennsylvania and to the Board of the American Council of Life Insurers. She is also a national advisor to Vision 2020, an initiative of Drexel University College of Medicine Institute for Women’s Health and Leadership. Ms. McDonnell provides expertise on the insurance industry and financial matters.

The Board holds six regular meetings each year to consider and address matters involving the Company. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The independent directors also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee and a Nominating & Governance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Company, the Board, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Company are risks related to concentration of the locations of our facilities, dependence on payments from the government and other third party payors, the inability to collect payments from patients, a worsening of the economic and employment conditions in the United States, uncertainties regarding health care reform, competition for patients from other hospitals and health care providers, our ability to recruit and retain quality physicians, our ability to attract and retain qualified nurses and medical support staff, compliance with extensive laws and government regulations, liabilities from claims brought against our facilities, governmental investigations, regulatory actions and whistleblower lawsuits, accreditation of our facilities, acquisition and integration of hospitals, state efforts to regulate the construction or expansion of health care facilities, fluctuations in our operating results, quarter to quarter earnings and other factors, significant corporate regulation as a public company, and dependence on key management personnel.

The Board’s role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Company. John H. Herrell, the Lead Independent Director, periodically meets with management and the Company’s independent registered public accounting firm to review and discuss the activities of the Company and to provide direction with respect thereto.

Stockholder Communications

Stockholders who wish to send communications to the Board of Directors or an individual director should address such communications to Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Directors

The Compensation Committee, the Audit Committee, the Nominating & Governance Committee, the Executive Committee and the Finance Committee are the standing committees of the Board of Directors. A current copy of the our Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhsinc.com. Copies of these documents also are available in print free of charge to any stockholder who requests them. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee.    The current members of the Compensation Committee are Robert H. Hotz, Lawrence S. Gibbs and John H. Herrell. The Compensation Committee met two times during 2014. The Board of Directors has determined, in its business judgment, that each member of the Compensation Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Compensation Committee reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board of Directors, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities.

The amount and mix of the compensation paid to our named executive officers and directors are evaluated on an annual basis. See the section titled “Compensation Setting Process,” in the Compensation Discussion & Analysis for an additional discussion.

The Compensation Committee has the authority to establish one or more subcommittees that shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time. The Compensation Committee also has the sole authority to retain and terminate compensation consultants to assist it in evaluating our compensation plans, particularly those pertaining to our directors, our Chief Executive Officer and our other executive officers, and to approve the fees and other terms relating to the provision of those services. As discussed in the Compensation Discussion and Analysis, unlike our other named executive officers, Mr. Alan Miller’s compensation is determined in large part by the terms of his employment agreement.

Audit Committee.    Current members of the Audit Committee are John H. Herrell, Robert H. Hotz, Lawrence S. Gibbs and Eileen C. McDonnell. No member serves on the audit committee of more than three public companies. The Audit Committee met eleven times during 2014.

The Board of Directors has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange and is financially literate and that John H. Herrell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of our financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of our internal audit function and independent auditors, the independent auditors’ qualifications and independence and our compliance with legal and regulatory requirements. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended.

Nominating & Governance Committee.    The current members of the Nominating & Governance Committee are Robert H. Hotz, Lawrence S. Gibbs and John H. Herrell. This Committee met twice during 2014. The Board of Directors has determined, in its business judgment, that each member of the Nominating & Governance Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Nominating & Governance Committee was established, with respect to those directors who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the our Restated Certificate of Incorporation, for the purpose of: (i) assisting the Board of Directors by identifying individuals who are qualified to become directors, consistent with the criteria approved by the Board of Directors; (ii) recommending to the Board of Directors Class B and D director nominees for the next annual meeting of stockholders at which a Class B and D director is to be elected; (iii) developing and recommending to the Board of Directors a set of corporate governance principals in the form of our corporate governance guidelines; (iv) leading and overseeing the Board of Directors in its annual review of the performance of the Board of Directors and our management, and; (v) recommending to the Board of Directors director nominees for each committee of the Board of Directors. The Nominating & Governance Committee provides such assistance in identifying and recommending Class A and Class C Common Stock director nominees as may be requested by the entire Board of Directors. The Nominating & Governance Committee adopted our Corporate Governance Guidelines.

In light of the concentration of over 95% of the voting power of our Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in

Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for directors that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock. The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board of Directors.

The Nominating & Governance Committee will consider Class B and D director nominees recommended by stockholders. Under our Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common stockholders is limited to 20% of the entire Board of Directors, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next Annual Meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Directors decides to increase the number of directors.

The Nominating & Governance Committee identifies and evaluates committee-recommended Class B and D director nominees considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Directors and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Directors and our governance. The Nominating & Governance Committee seeks persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company. Additionally, strong analytical skills, independence, energy, forthrightness and integrity are desired characteristics that the Nominating & Governance Committee seeks in potential candidates. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board of Directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board of Directors to best fulfill its responsibilities to the long-term interests of our stockholders. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify Class B and D director candidates.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors, to advise and aid our officers in all matters concerning the management of the business and, while the Board of Directors is not in session, has the power and authority of the Board of Directors to the fullest extent permitted under law. The Executive Committee met once in 2014. Members of the Committee are Alan B. Miller, Robert H. Hotz, Anthony Pantaleoni and Marc D. Miller.

Finance Committee.    The Finance Committee is responsible for reviewing our overall long-term financial planning. The Finance Committee met once during 2014. Members of this Committee are Alan B. Miller, Robert H. Hotz, Anthony Pantaleoni and Marc D. Miller.

AUDIT COMMITTEE REPORT

The Board of Directors is committed to the accuracy and integrity of the Company’s financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s consolidated financial statements and internal controls;

•	changes in our accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter that was originally adopted by the Board of Directors in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2014:

•	First, the Audit Committee discussed with our independent auditors the overall scope and plans for their audits.

•	Second, the Audit Committee met with the independent auditors, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

•

Third, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).

•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

The Audit Committee reviewed and discussed our consolidated financial statements with the Board of Directors and discussed them with PricewaterhouseCoopers LLP during the 2014 fiscal year, along with the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standard No. 16, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. Based on the discussions with PricewaterhouseCoopers LLP and management, the consolidated financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2014 Annual Report on Form 10-K.

Audit Committee

John H. Herrell

Robert H. Hotz

Lawrence S. Gibbs

Eileen C. McDonnell

RELATIONSHIP WITH INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors during 2014 and 2013. Representatives from PwC will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

PwC’s audit report on our consolidated financial statements as of and for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Set forth below are the fees paid or accrued for the services of PwC during 2014 and 2013:

	2014	2013
Audit fees	$2,882,353	$2,423,100
Audit-related fees	—	—
Tax fees	384,350	447,024
All other fees	207,550	159,600

Total	$3,474,253	$3,029,724

Audit fees consisted of professional services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2014 and 2013 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with regulatory filings and other matters and audit services in 2014 related to a bond offering.

Fees for tax services in 2014 and 2013 consisted primarily of consultation on various tax matters related to us and our subsidiaries, including preparation of federal and state income tax returns for certain of our subsidiaries.

The other fees in 2014 and 2013 represent fees to PwC for Independent Review Organization services in connection with our South Texas Health System affiliates and Sierra Vista Hospital and certain revenue cycle benchmarking.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 9, 2015

Exhibit A

UNIVERSAL HEALTH SERVICES, INC.

THIRD AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

1. Purpose; Background.    The purpose of the Universal Health Services, Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “Plan”) is to provide a flexible vehicle through which Universal Health Services, Inc., a Delaware corporation (the “Company”), may offer equity-based compensation incentives to key personnel of the Company and its affiliates in order to attract, motivate, reward and retain such personnel and to further align the interests of such personnel with those of the stockholders of the Company.

The original effective date of the Plan was June 2, 2005 and the original term of the Plan expires on June 2, 2015. This third amendment and restatement of the Plan has been adopted by the Company’s Board of Directors (the “Board”), subject to and effective upon the approval of the Company’s stockholders at their 2015 annual meeting, and is intended, among other things, to extend the term of the Plan until the tenth anniversary of the date of such stockholder approval.

2. Types of Awards.    Awards under the Plan may be in the form of (a) options to purchase shares of the Company’s Class B Common Stock, $.01 par value (the “Common Stock”) pursuant to Section 6 below, including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options which do not qualify as ISOs, and (b) stock appreciation rights (“SARs”) pursuant to Section 7 below (collectively, “Awards”).

3. Share Limitations.

(a) Aggregate Share Limitation.    Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 29,500,000 shares (the “Authorized Shares”). In determining the number of Authorized Shares available for issuance under the Plan: (i) shares subject to an Award that is forfeited, canceled, terminated or settled in cash shall be deemed not to have been issued (and shall remain available for issuance) pursuant to the Plan; (ii) shares withheld or tendered by the recipient of an Award as payment of the exercise price under an Award or the tax withholding obligations associated with an Award will not be available for future grant and issuance under the Plan; and (iii) the total number of shares covered by stock-settled SARs (and not just the number of shares issued in settlement of such SARs) shall be deemed to have been issued under the Plan. Shares of Class B Common Stock that may be repurchased by us on the open market with proceeds from the exercise of stock options granted under the Stock Incentive Plan may not be returned to the pool of shares available for awards under the Stock Incentive Plan.

(b) Individual Award Limitation.    Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock with respect to which options or SARs may be granted hereunder during a calendar year to any employee is 1,000,000 shares.

4. Administration.

(a) Committee.    The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3) under Section 162(m) of the Code). Notwithstanding the foregoing, the Board shall have sole responsibility and authority for matters relating to the grant and administration of Awards to non-employee directors of the Company, and reference herein to the Committee with respect to any such matters shall be deemed to refer to the Board.

(b) Responsibility and Authority of Committee.    Subject to the provisions of the Plan, the Committee, acting in its discretion, shall have responsibility and full power and authority to (i) select the persons to whom Awards shall be made, (ii) prescribe the terms and conditions of each Award and make amendments thereto, (iii) construe, interpret and apply the provisions of the Plan and of any agreement or other instrument evidencing an Award made under the Plan, and (iv) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

(c) Limitations on Committee Authority.    Notwithstanding anything to the contrary contained herein:

(i) Minimum Vesting Period.    Each Award made under the Plan shall provide for a vesting period of at least one year from the date the Award is granted.

(ii) Re-Pricing Prohibited.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval: (1) reduce the exercise price or base price under outstanding options or SARs; (2) cancel outstanding options or SARs in exchange for options or SARs with a lower exercise price or base price; or (3) cancel outstanding options or SARs in exchange for cash or other securities at a time when the per share exercise or base price under such options or SARs is higher than “Fair Market Value” (as defined in Section 8 below).

(iii) No Reloading of Options.    The Committee may not grant an Option that includes a “reload” feature or make any other Plan Awards that have the effect of providing a “reload” feature with respect to Shares used to satisfy the Option exercise price or applicable withholding tax.

(d) Delegation of Authority.    To the fullest extent authorized under Section 157(c) and other applicable provisions of the Delaware General Corporation Law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate to the extent that such delegation shall not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

(e) Committee Actions.    A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

(f) Indemnification.    The Company shall indemnify and hold harmless each member of the Board, the Committee or any subcommittee appointed by the Committee and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

5. Eligibility.    Awards may be granted under the Plan to present or future employees of the Company or an affiliate of the Company and to directors of, or consultants to, the Company or an affiliate who are not employees. For purposes hereof, “affiliate” of the Company means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, provided that such entity is an “eligible issuer of service recipient stock” within the meaning of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6. Stock Options.    Stock options granted under the Plan shall have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares of Common Stock acquired upon the exercise of options granted under the Plan.

(a) Exercise Price.    The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 100% of the Fair Market Value (as defined in Section 8 below) of a share of Common Stock on the date the option is granted (110% in the case of ISOs granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code).

(b) Option Term.    Unless sooner terminated in accordance with its terms, an option shall automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an ISO granted to an employee who is a 10% stockholder).

(c) Manner of Exercise.    An outstanding and exercisable option may be exercised by transmitting to the Company pursuant to its established procedures a written notice identifying the option that is being exercised and specifying the number of shares to be purchased pursuant to that option, together with payment of the exercise price, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee may establish such rules and procedures as it deems appropriate for the exercise of options under the Plan. The Committee, acting in its sole discretion, may permit the exercise price to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure (including, without limitation, by the Company’s issuance of net shares), in the form of unrestricted shares of Common Stock or, subject to applicable law, by any other form of consideration deemed appropriate. Shares withheld (pursuant to a net share exercise) or tendered to pay the exercise price shall be credited to the extent of the Fair Market Value thereof.

(d) Rights as a Stockholder.    No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the option is validly exercised, the exercise price is paid fully and applicable withholding obligations are satisfied fully.

(e) Nontransferability of Options.    No option granted under the Plan may be assigned or transferred except upon the option holder’s death to a beneficiary designated by the option holder in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the option holder, pursuant to the option holder’s will or by the laws of descent and distribution; and each such option may be exercised during the option holder’s lifetime only by the option holder. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, permit an option holder to transfer an option, other than an ISO, in whole or in part, to such persons and/or entities as are approved by the Committee from time to time and subject to such terms and conditions as the Committee may determine from time to time.

(f) Termination of Employment or Other Service.    Unless otherwise determined by the Committee in its sole discretion, if an option holder ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan will terminate on the date of termination of employment or other service or, if earlier, the date specified in the option agreement. Unless otherwise determined by the Committee in its sole discretion, if an option holder’s employment or service is terminated by reason of the option holder’s death or disability (or if the option holder’s employment or other service is terminated by reason of his or her disability and the option holder dies within one year after such termination of employment or service), then each outstanding option granted to the option holder under the Plan will terminate on the date one year after the date of such termination of employment or other service (or one year after the later death of a disabled option holder) or, if earlier, the date specified in the option agreement. For purposes hereof, unless otherwise determined by the Committee, the term “disability” means the inability of an Award holder to perform the customary duties of his or her employment or other service for the Company or its affiliates by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

7. Stock Appreciation Rights.    SARs granted under the Plan shall have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the SAR is granted or, if the holder’s rights are not adversely affected, at any subsequent time. The Committee may impose restrictions on shares acquired upon the exercise of SARs granted under the Plan.

(a) Base Price.    The base price per share of Common Stock covered by an SAR granted under the Plan may not be less than the Fair Market Value of a share of Common Stock on the date the SAR is granted.

(b) SAR Term.    Unless sooner terminated in accordance with its terms, a SAR shall automatically expire on the tenth anniversary of the date it is granted.

(c) Exercise of SARs.    An outstanding and exercisable SAR may be exercised by transmitting to the Company pursuant to its established procedures a written notice identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require, and by satisfying the applicable tax withholding obligations pursuant to Section 10. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan. Upon the exercise of an SAR, the holder shall be entitled to receive cash and/or shares of Common Stock, as determined by the Committee, in an amount or having a Fair Market Value equal to the product of (i) the number of shares of Common Stock with respect to which the SAR is being exercised, multiplied by (ii) the excess of the Fair Market Value of a share of Common Stock on the date the SAR is exercised over the base price per share of the SAR.

(d) Nontransferability of SARs.    No SARs granted under the Plan may be assigned or transferred except upon the SAR holder’s death to a beneficiary designated by the SAR holder in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the SAR holder, pursuant to the SAR holder’s will or by the laws of descent and distribution; and each such SAR may be exercised during the SAR holder’s lifetime only by the SAR holder.

(e) Termination of Employment or Other Service.     Unless otherwise determined by the Committee in its sole discretion, if a SAR holder ceases to be employed by or to perform other services for the Company and its affiliates for any reason other than death or disability (defined above), then each outstanding SAR granted to him or her under the Plan will terminate on the date of termination of employment or other service or, if earlier, the date specified in the SAR agreement. Unless otherwise determined by the Committee in its sole discretion, if a SAR holder’s employment or service is terminated by reason of the SAR holder’s death or disability (or if the SAR holder’s employment or other service is terminated by reason of his or her disability and the SAR holder dies within one year after such termination of employment or service), then each outstanding SAR granted to the SAR holder under the Plan will terminate on the date one year after the date of such termination of employment or other service (or one year after the later death of a disabled SAR holder) or, if earlier, the date specified in the SAR agreement.

8. Fair Market Value.    For Plan purposes, the term “Fair Market Value” means, as of any relevant date, (a) the closing price per share of Common Stock on such date on the principal securities exchange on which the shares are traded or, if no shares are traded on that date, the closing price per share on the next preceding date on which shares are traded, or (b) the value determined under such other method or convention as the Board or the Committee, acting in a consistent manner in accordance with the Plan and applicable tax law (including, without limitation, Section 409A of the Code), may prescribe.

9. Capital Changes; Merger, Consolidation, Asset Sale.

(a) Adjustments upon Changes in Capitalization.    The maximum number and class of shares issuable pursuant to the Plan, the maximum number of shares with respect to which options or SARs may be granted to any employee in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option and the number and class of shares and the base price per share covered by each outstanding SAR shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock.

(b) Effect of Change in Control.    If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding Awards shall be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof). In the event that the successor company does not assume or substitute any such outstanding Award, the Award shall be fully vested and, to the extent not exercised prior to the Change in Control, cancelled in exchange for the right to receive an amount equal to the excess, if any, of the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction over the exercise or base price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an exercise or base price per share that is equal to or greater than the value of the Change in Control transaction consideration per share. The Board may in its sole discretion accelerate, in whole or in part, the vesting of any outstanding Award upon the occurrence of a Change in Control (as defined below), whether or not the vesting requirements set forth in the applicable Award agreement have been satisfied and whether or not the Award is otherwise assumed or substituted by the successor company.

(c) Definition of Change in Control.    For purposes hereof, a “Change in Control” of the Company shall be deemed to occur upon the occurrence of any of the following events:

(i) completion of a consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which each class of the Company’s common stock would be converted into cash, securities or other property, other than (a) a consolidation or merger of the Company in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (b) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) 50% or more of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger;

(ii) consummation of a plan of complete liquidation or dissolution of the Company or of a sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale;

(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (a) persons or their family members or affiliates which have such voting power on the date of adoption of this Third Amended and Restated Stock Incentive Plan, or (b) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the voting securities of the Company other than pursuant to a plan or arrangement entered into by such person and the Company; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(d) Fractional Shares.    In the event of any adjustment in the number of shares covered by any Award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from the adjustment.

(e) Determination of Board to be Final.    All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

10. Tax Withholding.    As a condition to the exercise of any Award, the delivery of any shares of Common Stock pursuant to any Award or the settlement of any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or an affiliate relating to an Award, the Company and/or the affiliate may (a) deduct or withhold (or cause to be deducted or withheld) the amount of such tax withholding from any payment or distribution to an Award recipient whether or not pursuant to the Plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the minimum required amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

11. Amendment and Termination.    The Board may amend or terminate the Plan provided, however, that no such action may adversely affect a holder’s rights under an outstanding Award without his written consent. Any amendment which would (a) increase the maximum number of shares of Common Stock issuable under the Plan or the maximum number of shares with respect to which options or SARs may be granted to any employee in any calendar year, (b) modify the class of persons eligible to receive Awards under the Plan or (c) otherwise require stockholder approval under applicable law or exchange or market requirements, shall, to the extent required by applicable law or exchange or market requirements, be subject to the approval of the Company’s stockholders.

12. Claw Back Conditions.    Notwithstanding anything to the contrary contained herein or in an Award agreement, each Award shall be subject to any incentive compensation claw back policies that may be adopted by the Company (whether or not adopted prior to the date of such Award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

13. General Provisions.

(a) Documentation of Awards.    Each Award made under the Plan shall be evidenced by a written agreement or other instrument the terms of which shall be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an Award shall govern the rights and obligations of the Award recipient (and any person claiming through the recipient) with respect to the Award.

(b) Shares Issued under Plan.    Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan.

(c) Compliance with Law.    The Company shall not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(d) Transfer Orders; Placement of Legends.    All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(e) No Employment or other Rights.    Nothing contained in the Plan or in any Award agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other service with the Company or an affiliate or interfere in any way with the right of the Company and its affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.

(f) Decisions and Determinations Final.    Except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, the Committee shall have full power and authority to interpret the Plan and any Award agreement made under the Plan and to determine all issues which arise thereunder or in connection therewith, and the decision of the Board or the Committee, as the case may be, shall be binding and conclusive on all interested persons.

(g) Nonexclusivity of the Plan.    No provision of the Plan, and neither its adoption by the Board or submission to the stockholders for approval, shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt (subject to stockholder approval if such approval is required in order to comply with applicable law or exchange listing requirements) such equity-based or other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify as “performance-based compensation” under Section 162(m) of the Code.

14. Governing Law.    All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

15. Term of the Plan.    This Third Amended and Restated Stock Incentive Plan shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The rights of any person with respect to an Award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Award and of the Plan, as each is then in effect or is thereafter amended.

Exhibit B

AMENDED AND RESTATED

UNIVERSAL HEALTH SERVICES, INC.

2010 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN

1. Purpose.    The purpose of this 2010 Employees’ Restricted Stock Purchase Plan (the “Plan”), is to secure for Universal Health Services, Inc. (the “Company”) the benefits of the additional incentive resulting from the ownership of its Shares of Class B Common Stock, par value $.01 per share (the “Shares”), by selected employees of, and consultants to, the Company or its subsidiaries (for convenience such persons are hereinafter collectively referred to as “employees”) who are important to the success and the growth of the business of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of such persons.

2. Restricted Stock Committee.    The Plan will be administered by the compensation committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3)).

3. Shares Subject to Plan.    Subject to the adjustment provisions of paragraph 12, the number of shares of Class B Common Stock which may be issued or sold under the Plan shall not exceed 600,000. Shares sold under the Plan may be authorized and unissued Shares of Class B Common Stock, issued Shares of Class B Common Stock held in the Company’s treasury, or both. Should any Shares sold pursuant to the Plan be forfeited or repurchased by the Company, such Shares shall again become available for sale hereunder. Any Shares surrendered to the Company for the satisfaction of applicable tax withholding will not be so available. All awards of restricted stock under the Plan are deemed issued and outstanding for all purposes. Subject to adjustment under paragraph 12, the number of shares of Class B Common Stock which may be issued or sold under the Plan to any employee during any calendar year shall not exceed 100,000.

4. Employees Eligible.    Shares may be sold pursuant to the Plan to all employees and consultants of the Company and its subsidiaries (including officers of the Company or any of its subsidiaries whether or not they are also directors of the Company or any of its subsidiaries). For purposes of the Plan, “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). In making determinations as to whom Shares should be sold, the Committee shall take into consideration an employee’s present and potential contribution to the success of the Company and its subsidiaries and such other factors as the Committee may deem proper and relevant.

5. Purchase of Shares, Price and Delivery of Payment.    Subsequent to a determination by the Committee that Shares shall be sold pursuant to the Plan, the Company or a subsidiary shall deliver to the employee a letter advising him of such determination. Within 30 days of the date of such letter (or such later time as may be determined by the Committee), the employee must complete the Restricted Stock Purchase Agreement enclosed therewith and return it to the Company along with payment in full by cash or check. The price of each Share sold pursuant to the Plan shall be the par value thereof at the time of sale. Prior to delivery by an employee to the Company of a completed Restricted Stock Purchase Agreement and payment in full for the Shares, the Committee may, at its discretion, revoke its decision to sell Shares to an employee.

6. Restrictions.    All Shares sold pursuant to the Plan shall be sold subject to a Restricted Stock Purchase Agreement which gives the Company the right to repurchase all or a portion of such Shares, for an amount equal to the price paid by the employee, in the event that the employee’s employment terminates for any reason (subject to any exceptions as the Committee may specify) before such restrictions lapse pursuant to the vesting conditions set forth in such Restricted Stock Purchase Agreement. Each employee shall also be required to agree that all Shares purchased by the employee pursuant to the Plan are purchased for investment purposes and not for the purpose of resale or other distribution thereof. Restricted stock awards made under the Plan must provide for a vesting period of at least one year from the date of grant.

Notwithstanding the foregoing, in the event that an employee of the Company or one of its subsidiaries who has purchased Shares under the plan terminates his employment with such employer and immediately commences employment with the Company or a different subsidiary thereof, such event shall not be treated as a termination of employment under the Plan, and the Company’s repurchase rights with respect to such Shares shall not be triggered by such event. Upon the termination of employment in such cases, the Restricted Stock Purchase Agreement entered into between such employee and his employer may be assumed by the new employer or cancelled and replaced by a new Restricted Stock Purchase Agreement between the transferring employee and the employer.

7. Performance-Based Awards.    The provisions of this paragraph 7 will apply to awards under the Plan that are intended to generate “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of the Code). Awards made under this paragraph will be interpreted and construed accordingly.

(a) Shares issued or sold pursuant to this paragraph 7 shall be subject to such performance-based conditions as the Committee deems appropriate, consistent with the requirements of this paragraph and Section 162(m) of the Code. A performance condition established by the Committee in connection with a sale or issuance of Shares pursuant to this paragraph must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the condition is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) based on one or more of the following performance criteria:

(i) attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii) attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

(iii) attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv) achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(v) attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(vi) attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

(vii) attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

(viii) attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(ix) attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; and

(x) growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

In setting performance goals, the Committee may express such factors in absolute or relative terms and may apply such factors with respect to performance by the Company, any subsidiary, any division and/or any other business unit as the Committee may determine. If and to the extent permitted under Section 162(m) of the Code, performance conditions may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or certification of the achievement of performance conditions to which awards covered by this paragraph are subject.

(b) Upon the expiration of the performance period applicable to a performance-based award, the Committee will certify in writing the extent to which the performance conditions applicable to the award and any other material terms were in fact achieved and the percentage of such award that has been earned.

(c) The Board of Directors may re-submit the performance goals contained in this Section 7 for shareholder approval from time to time in order to satisfy the shareholder approval conditions relating to the for exemption of Plan compensation from the deduction limitations of Section 162(m) of the Code, it being understood that, under current law, such re-submission would first be required to be made at the first meeting of stockholders of the Company (or any adjournment or postponement thereof) in 2015.

8. Change in Control.

(a) Effect of a Change in Control.    If a “Change in Control” (as defined below) occurs, the parties to the Change in Control may agree that outstanding restricted Share awards shall be assumed by, or converted into an award with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof). In the event that the successor company does not assume or substitute any such outstanding award, the vested Shares covered by such award will be entitled to participate in the Change in Control transaction on the same basis as any other stockholder or the award may be cancelled immediately prior to the Change in Control in exchange for the right to receive an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction. The Board may in its sole discretion accelerate, in whole or in part, the vesting of any outstanding Award upon the occurrence of a Change in Control, whether or not the vesting requirements set forth in the applicable Award agreement have been satisfied and whether or not the Award is otherwise assumed or substituted by the successor company.

(b) Definition of Change in Control.    For purposes hereof, a “Change in Control” of the Company shall be deemed to occur upon the occurrence of any of the following events:

(i) completion of a consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which each class of the Company’s common stock would be converted into cash, securities or other property, other than (a) a consolidation or merger of the Company in which the holders of each class of common stock immediately prior to the consolidation or merger have the same proportionate ownership and voting power with respect to the common stock of the surviving corporation immediately after the consolidation or merger, or (b) a consolidation or merger which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and which would result in the members of the Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger;

(ii) consummation of a plan of complete liquidation or dissolution of the Company or of a sale or disposition by the Company of all or substantially all of the Company’s assets, in one transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale;

(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (1) persons or their family members or affiliates which have such voting power on the date of adoption of this Third Amended and Restated Stock Incentive Plan, or (2) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, shall become the beneficial owner (within the meaning of Rule

13d-3 under the Exchange Act) of 50% or more of the combined voting power of the voting securities of the Company other than pursuant to a plan or arrangement entered into by such person and the Company; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

9. Transferability.    No Shares subject to repurchase by the Company may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated, by the purchase of such Shares. Any attempt to do any of the foregoing shall be null and void and may cause the immediate forfeiture of such Shares.

10. Right to Terminate Employment or Service.    Nothing in the Plan or in any Restricted Stock Purchase Agreement shall confer upon any employee the right to continue in the employment or other service of the Company or affect the right of the Company to terminate the employee’s employment or other service at any time, subject, however, to the provisions of any agreement between the Company and the employee.

11. Withholding.    Notwithstanding anything to the contrary contained herein, the vesting or lapse of the Company’s repurchase right with respect to Shares issued hereunder shall be subject to and conditioned upon the satisfaction by the employee of applicable tax withholding obligations. The Company and its subsidiaries may require the employee to remit an amount sufficient to satisfy applicable withholding taxes and/or deduct or withhold all or part of such amount from any payments otherwise payable to the employee (whether or not under this Plan). The Committee, acting in its sole and absolute discretion, may permit an employee to satisfy the employee’s tax withholding obligation arising with respect to the vesting of Shares by surrendering (or having the Company retain) Shares that would otherwise become unrestricted, provided, however, that the fair market value of the Shares so surrendered or retained (on the date the applicable tax withholding is satisfied) for the satisfaction of applicable tax withholding shall not be greater than the minimum amount required to be withheld pursuant to applicable law.

12. Adjustment Upon Changes in Capitalization, etc.    In the event of one or more stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations or any other change in the character or amount of the Company’s Shares, the number, kind and purchase price of Shares which may thereafter be sold under the Plan and the number of Shares that may be issued or sold to any individual employee during any calendar year shall be adjusted as determined by the Board, in its sole discretion, to give effect thereto, and all new, substituted or additional securities to which any employee may become entitled by reason of the employee’s ownership of Shares previously purchased or issued pursuant to the Plan shall be subject to the terms of the Plan and the Restricted Stock Purchase Agreement under which such Shares were purchased or issued.

13. Claw Back Conditions.    Notwithstanding anything to the contrary contained herein or in an Award agreement, each Award shall be subject to any incentive compensation claw back policies that may be adopted by the Company (whether or not adopted prior to the date of such Award) as in effect at any time and from time to time, and, as applicable, to the claw back requirements of Section 954 of the Dodd-Frank Act.

14. Amendment or Termination of Plan.    The Board of Directors shall have the authority to amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect the rights of any employee with respect to Shares previously sold hereunder. Notwithstanding the above, no amendment to the Plan will become effective without the approval of the Company’s stockholders if such amendment would increase the number of shares which may be issued under the Plan or if such approval is necessary or desirable to comply with applicable law or exchange requirements.

15. Expiration of the Plan.    Unless sooner terminated by the Board of Directors, shares may be sold under this Amended and Restated Plan at any time and from time to time, prior to the tenth anniversary of the date such amendment and restatement is adopted. Any Shares sold under the Plan that remain outstanding on or after such expiration date shall remain subject to the terms of the applicable Restricted Stock Purchase Agreement and the Plan until any restrictions thereon have lapsed or they have been repurchased by the Company.

16. Effective Date of Amended and Restated Plan.    This amended and restated Plan was adopted by the Board of Directors on March 18, 2015, subject nevertheless to approval by the Company’s stockholders at the 2015 Annual Meeting of Stockholders.

Exhibit C

UNIVERSAL HEALTH SERVICES, INC.

2010 EXECUTIVE INCENTIVE PLAN

1. Purpose.    The purpose of the 2010 Executive Incentive Plan (the “Plan”) is to foster the ability of Universal Health Services, Inc., a Delaware corporation (the “Company”), and its affiliates to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation.

2. Administration.    The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to interpret, construe and apply the provisions of the Plan and to take such action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

3. Eligibility.    Annual incentive compensation may be awarded under the Plan to any person who is a member of the senior management of the Company and to other executive officers of the Company or an affiliate. Subject to the provisions hereof, the Committee will select the persons to whom incentive compensation may be awarded for any calendar year and will fix the terms and conditions of each such award.

4. Annual Performance Bonus.    The amount of a participant’s incentive award for a calendar year will be based upon the participant’s target bonus amount and the extent to which the performance goal(s) applicable to the participant are achieved, all as described in (a) through (c) below, subject to the limitation in (e) below.

(a) Target Bonus Amount.    For each calendar year, a participant’s target bonus amount will be equal to a fixed percentage of the participant’s annual base salary. The applicable percentage will be determined by the Committee on a participant-by-participant and year-by-year basis.

(b) Performance Goals.    For each calendar year, the Committee shall establish performance goals for each participant, using such business criteria and other measures of performance as it may deem appropriate;

provided that, in the case of incentive awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish objective performance goals based upon one or more of the following business criteria: (i) attainment of certain target levels of, or a specified increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits; (iii) attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) attainment of certain target levels of, or a specified increase in, earnings per share or earnings per share from continuing operations; (vi) attainment of certain target levels of, or a specified increase in return on capital or return on invested capital; (vii) attainment of certain target levels of, or a specified increase in, after-tax return on stockholders’ equity; (viii) attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; and/or (ix) attainment of certain target levels in the fair market value of the shares of the Company’s Class B Common Stock, par value $.01 (the “Common Stock”) or growth in the value of an investment in the Common Stock assuming the reinvestment of dividends. As to any participant or class of participants, the performance goals may be based upon one or more of such permissible criteria and may be based upon the performance of the Company, on a consolidated basis, the individual participant or class of participants, a regional, local or divisional unit of the Company, one or more subsidiaries or other affiliates of the Company or a combination thereof, either on an absolute basis or relative to an index or peer-group. Performance goals may be determined without regard to, or adjusted to reflect, items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods, provided that, in the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such determination or adjustment is permitted under Section 162(m) of the Code.

(c) Performance Factor.    For each calendar year, the Committee will establish a performance factor or a range of performance factors (“performance factors”) for each participant, based on varying levels of attainment of the performance goals for the year. The performance factor(s) will be used to determine the portion, if any, of the participant’s target bonus amount that is earned for the year. The performance factors may be expressed in a performance matrix established by the Committee. If the target level performance goals for a year are achieved (but not exceeded), the participant will be entitled to in incentive bonus for the year equal to 100% of the participant’s target bonus amount. The Committee may establish higher or lower percentage factors for levels of performance that are more or less than the target levels. If the minimum level of performance for a year is not achieved, then the participant’s performance factor will be zero and no incentive compensation will be payable to participant for the year.

(d) Preestablished Goals.    In the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, except as otherwise permitted under Section 162(m) of the Code, the applicable target bonus amount, performance goals and performance factors with respect to any calendar year will be established in writing by the Committee no later than 90 days after the commencement of that year.

(e) Limitation on Amount of Incentive Awards.    Notwithstanding anything to the contrary contained herein, the maximum incentive award which any participant may earn hereunder for any calendar year shall not exceed $5 million.

5. Calculation and Payment of Performance Bonus.    Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Committee shall determine the amount, if any, of the incentive compensation payable to each participant for that calendar year and shall certify in writing prior to payment that the performance goals for the year were in fact satisfied. A participant’s incentive award for a calendar year will be paid to the participant promptly after the Committee determines, the amount earned by the participant pursuant to such award, provided that such payment will in all events be made by the last day of the calendar year following the applicable bonus year. Notwithstanding the preceding sentence, the Committee may establish an arrangement, separate and apart from the Plan, pursuant to which payment of all or a portion of a participant’s incentive award for a calendar year will or must be deferred. It is intended that any such arrangement will comply with the requirements of Section 409A of the Code. Unless the Committee determines otherwise, no incentive award will be payable to a participant with respect to a calendar year if the participant’s employment with the Company and its affiliates terminates at any time prior to the payment thereof.

6. Amendment or Termination.    The Board may amend or terminate the Plan at any time.

7. Effective Date of Plan; Stockholder Approval Conditions.    The Plan will become effective as of the date of the 2010 annual meeting of the Company’s stockholders, subject to approval by the stockholders at such meeting. The Board may re-submit the performance goals contained in this Section 4 for shareholder approval from time to time in order to satisfy the shareholder approval conditions of Section 162(m) of the Code, it being understood that, under current law, such re-submission would first be required to be made at the first meeting of stockholders of the Company (or any adjournment or postponement thereof) in 2015.

8. Governing Law.    The Plan and each award made under the Plan shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law. In the case of an annual incentive compensation award that is intended constitute “performance-based compensation” under Section 162(m) of the Code, the terms and conditions of the Plan and of such award shall be interpreted and construed accordingly. The Plan is not intended to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and will be interpreted and construed accordingly.

9. No Rights Conferred.    Nothing contained herein will be deemed to give any person any right to receive an incentive compensation award under the Plan or to be retained in the employ or service of the Company or any affiliate or interfere with the right of the Company or any affiliate to terminate the employment or other service of any person for any reason.

10. Decisions of the Committee to be Final.    Any decision or determination made by the Committee shall be final, binding and conclusive on all persons.

PROXY

CLASS A

COMMON STOCK

CLASS C

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On May 20, 2015

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. (the “Company”) held of record by the undersigned on March 26, 2015 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 20, 2015 at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 20, 2015. The Proxy Statement and Annual Report to Stockholders are available at www.edocumentview.com/uhs

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK

☐

ACCOUNT NUMBER

CLASS A COMMON

CLASS C COMMON

The Board of Directors recommends a vote FOR each of the nominees for director and FOR Proposals 2, 3, 4 and 5, and AGAINST Stockholder Proposal 6:

1.    The Election of John H. Herrell

☐  For                 ☐  Withhold Authority

The Election of Marc. D. Miller

☐  For                 ☐  Withhold Authority

The Election of Eileen C. McDonnell

☐  For                 ☐  Withhold Authority

2.    Proposal to approve the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan.

☐  For                 ☐  Against            ☐  Abstain

3.    Proposal to approve the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan.

☐  For                ☐  Against             ☐  Abstain

4.    Proposal to re-approve the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan.

☐  For                 ☐  Against            ☐  Abstain

5.    Proposal to ratify the selection of PricewaterhouseCoopers LLP, as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐  For                 ☐  Against            ☐  Abstain

6.    Stockholder proposal to consider a recapitalization plan to provide that all of the company’s outstanding stock have one vote per share.

☐  For                 ☐  Against            ☐   Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

DATED:

SIGNATURE:

SIGNATURE:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF JOHN H. HERRELL, MARC D. MILLER AND EILEEN C. MCDONNELL AS DIRECTORS, FOR THE PROPOSAL TO APPROVE THE UNIVERSAL HEALTH SERVICES, INC. THIRD AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN, FOR THE PROPOSAL TO APPROVE THE UNIVERSAL HEALTH SERVICES, INC. AMENDED AND RESTATED 2010 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN, FOR THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE UNIVERSAL HEALTH SERVICES, INC. 2010 EXECUTIVE INCENTIVE PLAN, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015, AND AGAINST THE STOCKHOLDER PROPOSAL TO CONSIDER RECAPITALIZATION PLAN TO PROVIDE THAT ALL OF THE COMPANY’S OUTSTANDING STOCK HAVE ONE VOTE PER SHARE.

UNIVERSAL HEALTH SERVICES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2015.

Vote by Internet • Go to www.envisionreports.com/UHS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5 and AGAINST Proposal 6.
+

	For	Against	Abstain		For	Against	Abstain
2. Proposal to approve the Universal Health Services, Inc. Third Amended and Restated 2005 Stock Incentive Plan.	☐	☐	☐	3. Proposal to approve the Universal Health Services, Inc. Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan.	☐	☐	☐
4. Proposal to re-approve the material terms of the performance goals under the Universal Health Services, Inc. 2010 Executive Incentive Plan.	☐	☐	☐	5. Proposal to ratify the selection of PricewaterhouseCoopers LLP, as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
6. Stockholder proposal to consider a recapitalization plan to provide that all of the company’s outstanding stock have one vote per share.	☐	☐	☐	WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 2, 3, 4 AND 5, AND AGAINST STOCKHOLDER PROPOSAL 6.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Annual Meeting of

Universal Health Services, Inc. Stockholders

Wednesday, May 20, 2015

10:00 a.m.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

held on Wednesday, May 20, 2015: The Proxy Statement and Annual Report to Stockholders are

available at http://www.envisionreports.com/UHS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of Directors For

The Annual Meeting Of Stockholders To Be Held On May 20, 2015

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health Services, Inc. held of record by the undersigned on March 26, 2015 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 20, 2015, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Please call 1-800-814-5819 to obtain directions to the Annual Meeting to vote in person. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.